EXHIBIT 10.24

LOAN AGREEMENT

Dated as of September 12, 2005

Between

MERISTAR SECURED HOLDINGS LLC,

as Borrower

and

LEHMAN BROTHERS HOLDINGS INC.,

d/b/a LEHMAN CAPITAL,

a division of LEHMAN BROTHERS HOLDINGS INC.,

individually and as Agent for one or more Co-Lenders,

as Lender

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1

	Section 1.1	Definitions.	1

	Section 1.2	Principles of Construction.	25

II.	GENERAL TERMS		25

	Section 2.1	Loan Commitment; Disbursement to Borrower.	25

	2.1.1	Agreement to Lend and Borrow.	25

	2.1.2	Single Disbursement to Borrower.	25

	2.1.3	The Note, Security Instrument and Loan Documents.	25

	2.1.4	Use of Proceeds.	26

	Section 2.2	Interest; Loan Payments; Late Payment Charge.	26

	2.2.1	Payments.	26

	2.2.2	Interest Calculation.	27

	2.2.3	Eurodollar Rate Unascertainable; Illegality; Increased Costs.	27

	2.2.4	Payment on Maturity Date.	30

	2.2.5	Payments after Default.	30

	2.2.6	Late Payment Charge.	30

	2.2.7	Usury Savings.	30

	2.2.8	Indemnified Taxes.	31

	2.2.9	Replacement of Lenders.	32

	Section 2.3	Prepayments.	32

	2.3.1	Voluntary Prepayments.	32

	2.3.2	Mandatory Prepayments.	33

	2.3.3	Prepayments After Default.	33

	2.3.4	Making of Payments.	34

	2.3.5	Application of Prepayments.	34

	Section 2.4	Interest Rate Cap Agreement.	34

	Section 2.5	Release on Payment in Full.	36

III.	CASH MANAGEMENT		36

	Section 3.1	Establishment of Accounts.	36

	Section 3.2	Deposits into Lockbox Account.	38

	Section 3.3	Account Name.	39

	Section 3.4	Eligible Accounts.	39

	Section 3.5	Permitted Investments.	39

	Section 3.6	The Initial Deposits.	40

	Section 3.7	Transfer To and Disbursements from the Lockbox Account.	40

	Section 3.8	Withdrawals From the Tax Account and the Insurance Premium Account.	41

	Section 3.9	Withdrawals from the Replacement Reserve Account.	41

	Section 3.10	Withdrawals from the Required Repair Account.	41

	Section 3.11	Withdrawals from the Debt Service Account.	41

	Section 3.12	Intentionally Deleted.	41

	Section 3.13	Intentionally Deleted.	41

	Section 3.14	Intentionally Deleted.	41

	Section 3.15	Intentionally Deleted.	41

	Section 3.16	Withdrawals from the Borrower Expense Account.	41

	Section 3.17	Sole Dominion and Control.	42

	Section 3.18	Security Interest.	42

	Section 3.19	Rights on Default.	42

	Section 3.20	Financing Statement; Further Assurances.	42

	Section 3.21	Borrower’s Obligation Not Affected.	43

	Section 3.22	Payments Received Under this Agreement.	43

IV.	REPRESENTATIONS AND WARRANTIES		43

	Section 4.1	Borrower Representations.	43

	4.1.1	Organization.	43

	4.1.2	Proceedings.	43

	4.1.3	No Conflicts.	44

	4.1.4	Litigation.	44

	4.1.5	Agreements.	44

	4.1.6	Solvency.	44

	4.1.7	Full and Accurate Disclosure.	45

	4.1.8	No Plan Assets.	45

	4.1.9	Compliance.	45

	4.1.10	Financial Information.	46

	4.1.11	Condemnation.	46

	4.1.12	Federal Reserve Regulations.	46

	4.1.13	Utilities and Public Access.	46

4.1.14	Not a Foreign Person.	46

4.1.15	Separate Lots.	47

4.1.16	Assessments.	47

4.1.17	Enforceability.	47

4.1.18	No Prior Assignment.	47

4.1.19	Insurance.	47

4.1.20	Use of Property.	47

4.1.21	Certificate of Occupancy; Licenses.	47

4.1.22	Flood Zone.	48

4.1.23	Physical Condition.	48

4.1.24	Boundaries.	48

4.1.25	Leases.	48

4.1.26	[Reserved]	49

4.1.27	[Reserved]	49

4.1.28	Filing and Recording Taxes.	49

4.1.29	Franchise Agreement.	49

4.1.30	Management Agreement.	49

4.1.31	Illegal Activity.	49

4.1.32	No Change in Facts or Circumstances; Disclosure.	50

4.1.33	Investment Company Act.	50

4.1.34	Principal Place of Business; State of Organization.	50

4.1.35	Single Purpose Entity.	50

4.1.36	Business Purposes.	54

4.1.37	Taxes.	54

4.1.38	Forfeiture.	54

4.1.39	Environmental Representations and Warranties.	55

4.1.40	Taxpayer Identification Number.	55

4.1.41	OFAC.	55

4.1.42	Intentionally Deleted.	55

4.1.43	Deposit Accounts.	56

4.1.44	Embargoed Person.	57

4.1.45	Personal Property.	57

4.1.46	Operating Lease.	57

	Section 4.2	Survival of Representations.	58

V.	BORROWER COVENANTS		58

	Section 5.1	Affirmative Covenants.	58

	5.1.1	Existence; Compliance with Legal Requirements.	58

	5.1.2	Taxes and Other Charges.	59

	5.1.3	Litigation.	59

	5.1.4	Access to Property.	60

	5.1.5	Notice of Default.	60

	5.1.6	Cooperate in Legal Proceedings.	60

	5.1.7	Award and Insurance Benefits.	60

	5.1.8	Further Assurances.	60

	5.1.9	Mortgage and Intangible Taxes.	61

	5.1.10	Financial Reporting.	61

	5.1.11	Business and Operations.	64

	5.1.12	Costs of Enforcement.	64

	5.1.13	Estoppel Statement.	64

	5.1.14	Loan Proceeds.	65

	5.1.15	Performance by Borrower.	66

	5.1.16	Confirmation of Representations.	66

	5.1.17	Leasing Matters.	66

	5.1.18	Management Agreement.	67

	5.1.19	Environmental Covenants.	69

	5.1.20	Alterations.	71

	5.1.21	Franchise Agreement.	71

	5.1.22	Intentionally Deleted.	73

	5.1.23	OFAC.	73

	5.1.24	Operating Lease.	73

	5.1.25	Maintenance of Personal Property.	74

	5.1.26	REIT Status.	75

	5.1.27	O&M Program.	75

	Section 5.2	Negative Covenants.	75

	5.2.1	Liens.	75

	5.2.2	Dissolution.	76

	5.2.3	Change In Business.	76

	5.2.4	Debt Cancellation.	76

	5.2.5	Zoning.	76

	5.2.6	No Joint Assessment.	77

	5.2.7	Name, Identity, Structure, or Principal Place of Business.	77

	5.2.8	ERISA.	77

	5.2.9	Affiliate Transactions.	78

	5.2.10	Transfers.	78

	5.2.11	Permitted Transfer.	80

	Section 5.3	REIT.	82

VI.	INSURANCE; CASUALTY; CONDEMNATION		83

	Section 6.1	Insurance.	83

	Section 6.2	Casualty.	88

	Section 6.3	Condemnation.	88

	Section 6.4	Restoration.	89

VII.	RESERVE FUNDS		93

	Section 7.1	Required Repair Funds.	93

	7.1.1	Required Repairs.	93

	7.1.2	Deposits.	93

	7.1.3	Release of Required Repair Funds.	94

	Section 7.2	Tax and Insurance Escrow Fund.	94

	Section 7.3	Replacements and Replacement Reserve.	95

	7.3.1	Replacement Reserve Fund.	95

	7.3.2	Disbursements from Replacement Reserve Account.	96

	7.3.3	Performance of Replacements.	97

	7.3.4	Balance in the Replacement Reserve Account.	98

	Section 7.4	Intentionally Deleted.	98

	Section 7.5	Intentionally Deleted.	98

	Section 7.6	Intentionally Deleted.	98

	Section 7.7	Reserve Funds, Generally.	98

	Section 7.8	Letters of Credit.	99

VIII.	DEFAULTS		100

	Section 8.1	Event of Default.	100

v

SCHEDULE I Reserved

SCHEDULE II Rent Roll / Leases

SCHEDULE III Required Repairs - Deadlines For Completion

SCHEDULE IV Organizational Chart of Borrower

SCHEDULE V Scheduled Amortization Payments

SCHEDULE VI Reserved

SCHEDULE VII O&M Program

SCHEDULE VIII Reserved

SCHEDULE IX Reserved

SCHEDULE X Franchise Agreement / Franchisor

SCHEDULE XI Management Agreement / Manager

SCHEDULE XII Operating Lease / Operating Tenant / Subordination and Attornment Agreement

EXHIBIT A Property Account Bank Property Account Agreement

EXHIBIT B Tenant Notice Letter

EXHIBIT C Form of Assignment of Interest Rate Cap

EXHIBIT D Credit Card Company Notice Letter

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of September 12, 2005 (as amended, restated, replaced, supplemented, extended or otherwise modified from time to time, this “Agreement”), between LEHMAN BROTHERS HOLDINGS INC., d/b/a LEHMAN CAPITAL, a division of LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, having an address at 399 Park Avenue, New York, New York 10022, individually and as Agent for one or more Co-Lenders (“Lender”) and MERISTAR SECURED HOLDINGS LLC, a Delaware limited liability company, having an office at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia 22203 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” means any Counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “AA-” (or the equivalent) by the Rating Agencies.

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean, collectively, the Property Account, the Post-Termination Property Account, the Tax Account, the Insurance Premium Account, the Required Repair Account, the Replacement Reserve Account, the Debt Service Account, the Borrower Expense Account, and the Lockbox Account and any other accounts established pursuant to the Loan Documents.

“Accounts Receivable” shall have the meaning set forth in Article 1 of the Security Instrument with respect to the Property.

“ACM” shall have the meaning set forth in Section 5.1.27.

“Actual Amount” shall have the meaning set forth in the definition of “Replacement Reserve Monthly Deposit” in this Section 1.1.

“Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Adjusted Prime Rate” shall mean an interest rate per annum equal to the Prime Rate in effect from time to time plus one percent (1%) per annum.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person. Such term shall include the Guarantor unless otherwise specified or if the context may otherwise require.

“Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower, Principal, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall have the meaning set forth in Section 9.7.2(d) hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold Amount” shall have the meaning set forth in Section 5.1.20 hereof.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean (A) from and including the date of this Agreement through October 8, 2005, an interest rate per annum equal to 7.23%; and (B) for each successive Interest Period through and including the date on which the Debt is paid in full, an interest rate per annum equal to (I) the Eurodollar Rate or (II) the Adjusted Prime Rate, if the Loan begins bearing interest at the Adjusted Prime Rate in accordance with the provisions of Section 2.2.3 hereof.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise reasonably satisfactory to Lender.

“Approved Accountant” shall mean a “Big Four” accounting firm, or other independent certified public accountant reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.10(d) hereof.

“Approved Capital Budget” shall mean a Capital Budget that has been approved by Lender.

“Approved Capital Budget Expenditure Amount” shall mean the annual amount budgeted to be spent for FF&E and other Replacements pursuant to the Approved Capital Budget.

“Approved Expenses” shall have the meaning set forth in Section 3.7(b)(vii) hereof.

“Assignment and Assumption” shall have the meaning set forth in Section 9.7.2 hereof.

“Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement made by Borrower to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment and Subordination of Management Agreement and Management Fees dated the date hereof among Lender, Borrower, Operating Tenant and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Security Agreement” shall mean, with respect to the Operating Lease, that certain assignment of security agreement dated the date hereof given by Borrower to Lender with respect to the Operating Lease Security Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Borrower Expense Account” shall have the meaning set forth in Section 3.1(c)(x) hereof.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(d) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Business Party” shall have the meaning set forth in Section 4.1.35(z) hereof.

“Capital Budget” shall have the meaning set forth in the Operating Lease.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such fund delivered by wire transfer.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in Section 9.7.2(a) hereof.

“Co-Lending Agreement” shall mean the Co-Lending Agreement entered into between Lender, individually as a Co-Lender and as Agent and the other Co-Lenders in the event of a Syndication, as the same may be further supplemented, modified, amended or restated.

“Collateral” shall mean the Property, the Accounts, the Reserve Funds, the Guaranty, the Personal Property, the Rents, the Account Collateral and all other real or personal property of Borrower or any Guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instrument, this Agreement or any other Loan Document.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Counterparty” shall mean the issuer of the Interest Rate Cap Agreement.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document, including, without limitation, all Reserve Fund Deposits.

“Debt Service” shall mean, with respect to any particular period of time, interest payments and all Scheduled Amortization Payments due under the Note for such period.

“Debt Service Account” shall have the meaning set forth in Section 3.1(c)(iii) hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least AA by Fitch and S&P and Aa2 by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Embargoed Person” shall have the meaning set forth in Section 4.1.44 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, and other legally enforceable standards, policies, government directives or requirements, as well as common law, related to the generation, manufacture, processing, use, treatment, storage, Release or handling of Hazardous Materials, that, apply to Borrower and Guarantor or the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Reports” shall have the meaning set forth in Section 4.1.39 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Eurodollar Rate” shall mean, with respect to any Interest Period, an interest rate per annum equal to LIBOR plus 3.50% per annum.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall mean for each Payment Date, an amount equal to the difference between (a) the amount of funds on deposit in the Lockbox Account on the date immediately preceding such Payment Date (and if such day is not a Business Day then the preceding day which is a Business Day), less (b) the amounts disbursed on such date into the Tax Account, the Insurance Premium Account, the Debt Service Account, the Replacement Reserve Account, and the Borrower Expense Account in accordance with Section 3.7 hereof.

“Excess Expenditure Amount” shall have the meaning set forth in Section 7.3.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2(a) hereof.

“Extended Maturity Date: shall have the meaning set forth in Section 2.2.1(c) hereof.

“Extension Fee” shall mean one-half percent (0.50%) of the original principal amount of the Loan.

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to the Property that (i) is not set forth on the Approved Annual Budget and (ii) is not subject to payment by withdrawals from the Replacement Reserve Account or Required Repair Account. Borrower shall deliver promptly to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Lender.

“FF&E” shall mean, with respect to the Property, furnishings, fixtures and equipment in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities and other public areas and other items included in the term “FF&E” as defined in the Operating Lease.

“FF&E Limitation” shall have the meaning set forth in the Operating Lease.

“FF&E Note” shall have the meaning set forth in the Operating Lease.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Act” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Force Majeure Delay” shall mean any act of God or the elements, fire or other casualty, strike or other labor dispute, inability to obtain materials, failure of power or other necessary utilities, governmental pre-emption in a national emergency, riot, insurrection and war, or any other event or circumstance (excluding sufficiency of funds) which is beyond the reasonable control and not due to the fault or negligence of Borrower, which delays, prevents or prohibits Borrower’s Restoration of the Improvements for a period of at least three consecutive days; provided, however, that (i) no such cause or event shall be deemed to be a Force Majeure Delay unless Borrower shall have given Lender reasonably prompt written notice of such delay, and (ii) Borrower shall continue to make its monthly debt service, escrow and reserve payments pursuant to the terms of this Agreement, the Note and the other Loan Documents, notwithstanding the occurrence of such Force Majeure Delay.

“Franchise Agreement” shall mean that certain franchise agreement more specifically identified on Schedule X attached hereto.

“Franchisor” shall mean the franchisor with respect to the Franchise Agreement, as same is identified on Schedule X attached hereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal,

State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence having jurisdiction over all or any portion of the Property, Borrower, Principal, Operating Tenant, REIT or Guarantor.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs and but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, utility and other similar deposits, payments received under the Interest Rate Cap Agreement, interest on credit accounts, interest on the Reserve Funds, and any disbursements to Borrower from the Reserve Funds. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” shall mean the Operating Partnership, jointly and severally, and any other entity guaranteeing any payment or performance obligation of Borrower.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any material or substance now or in the future defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of applicable Environmental Law, including; without limitation, petroleum and petroleum by-products, gasoline, diesel fuel and oil; radioactive materials; polychlorinated biphenyls (“PCBs”); lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could reasonably be expected to become friable; and mold that could reasonably be expected to adversely affect human health.

“Improvements” shall have the meaning set forth in Article 1 of the Security Instrument.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (f) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.7.4(c) hereof.

“Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, representatives, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or any Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Indemnitee” shall have the meaning set forth in Section 9.7.4(c) hereof.

“Independent Director” shall have the meaning set forth in Section 4.1.35(z) hereof.

“Information” shall have the meaning set forth in Section 9.7.3(b) hereof.

“Insolvency Opinion” shall mean, that certain bankruptcy non-consolidation opinion letter delivered by counsel for Borrower in connection with a Syndication and approved by Lender.

“Insurance Premium Account” shall have the meaning set forth in Section 3.1(c)(ii) hereof.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, the period from and including the ninth (9th) day of the prior calendar month to and including the eighth (8th) day of the calendar month in which the applicable Payment Date occurs; provided, however, that with respect to the Payment Date occurring in October, 2005, the Interest Period shall be the period commencing on the Closing Date to and including October 8, 2005. Each Interest Period, except for the Interest Period ending October 8, 2005, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate Cap Agreement” shall mean the Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto), between an Acceptable Counterparty and Borrower obtained by Borrower as and when required under Section 2.4 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.

“Interest Shortfall” shall have the meaning set forth in Section 2.3.1(b) hereof.

“Inventory” shall mean “Inventories” as such term is defined in the Operating Lease.

“Investment Grade” shall mean a rating of BBB- or its equivalent by the Rating Agencies.

“Investor” shall have the meaning set forth in Section 5.1.10(i) hereof.

“Leases” shall have the meaning set forth in Article 1 of the Security Instrument.

“Legal Requirements” shall mean, with respect to the Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lehman” shall have the meaning set forth in Section 9.2(b) hereof.

“Lehman Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean a clean, irrevocable, unconditional, transferable letter of credit payable on sight draft only, with an initial expiration date of not less than one (1) year and with automatic renewals for one (1) year periods, for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York or in such other city as Lender may determine, issued by a domestic bank or the U.S. agency or branch of a foreign bank, provided such other bank has a long-term unsecured debt rating at the time such letter of credit is delivered and throughout the term of such letter of credit, of not less than “AA” or “Aa2”, as applicable, as assigned by the Rating Agencies.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, for the first Interest Period 3.73% per annum. For each Interest Period thereafter LIBOR shall mean the quoted offered rate for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related LIBOR Determination Date on the display page designated as Telerate Page 3750.

If, as of such time on any LIBOR Determination Date, no quotation is given on Telerate Page 3750, then the Lender shall establish LIBOR on such LIBOR Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making one-month United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such LIBOR Determination Date.

(i) If two or more Reference Banks provide such offered quotations, then LIBOR for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).

(ii) If only one or none of the Reference Banks provides such offered quotations, then LIBOR for the next Interest Period shall be the Reserve Rate.

(iii) If on any LIBOR Determination Date, Lender is required but is unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Period shall be LIBOR as determined on the preceding LIBOR Determination Date.

The establishment of LIBOR on each LIBOR Determination Date by the Lender shall be final and binding.

“LIBOR Business Day” shall mean a day upon which United States dollar deposits may be dealt in on the London interbank markets and commercial banks and foreign exchange markets are open in London, England.

“LIBOR Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the fifteenth (15th) calendar day of the month in which such Interest Period commenced.

“Licenses” shall have the meaning set forth in Section 4.1.21 hereof.

“Lien” shall mean, with respect to the Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of

Management Agreement, the Guaranty, the Subordination and Attornment Agreement, the Assignment of Interest Rate Cap Agreement, the Assignment of Security Agreement and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Lockbox Bank” shall mean an Eligible Institution selected by Lender.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense).

“Major Lease” shall mean (i) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, (A) provides for rental income representing five percent (5%) or more of the annual hotel gross room revenues for the Property, (B) covers more than 2,500 square feet of the total space at the Property, in the aggregate, (C) provides for a lease term of more than ten (10) years including options to renew or (D) is with an Affiliate of Borrower and (ii) any instrument guaranteeing or providing credit support for any Major Lease and (iii) the Operating Lease.

“Management Agreement” shall mean the management agreement entered into by and between Operating Tenant and Manager, as more specifically identified on Schedule XI attached hereto, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean the manager with respect to the Management Agreement as more specifically identified on Schedule XI attached hereto or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Maturity Date” shall mean April 9, 2006, as such date may be extended pursuant to the terms hereof, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean the amount of interest and the Scheduled Amortization Payment due and payable on each Payment Date, pursuant to the Note and Section 2.2 hereof.

“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow After Debt Service” for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.10(b) hereof.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations, excluding any payments received under any Interest Rate Cap Agreement.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.8 hereof.

“Note” shall mean that certain promissory note of even date herewith in the original principal amount of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“O&M Program” shall mean the asbestos operations and maintenance program developed by Borrower and approved by Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Operating Lease” shall mean the operating lease between Borrower and Operating Tenant as more specifically set forth on Schedule XII attached hereto as the same may be modified, amended, supplemented or extended from time to time.

“Operating Lease Rent” shall mean “Rent” as defined in the Operating Lease.

“Operating Lease Security Agreement” shall mean, with respect to the Operating Lease, the Security Agreement (as defined in the Operating Lease) between Operating Tenant and Borrower with respect to Operating Tenant’s personal property and any FF&E transferred to Operating Tenant in accordance with Section 5.2.10(f) hereof and (ii) with respect to the Property Account and Gross Income from Operations, the security interest granted by Operating Tenant to Borrower in the Operating Lease.

“Operating Partnership” shall mean MeriStar Hospitality Operating Partnership L.P., a Delaware limited partnership.

“Operating Tenant” shall mean the tenant under the Operating Lease, as more specifically set forth on Schedule XII attached hereto.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Participant” shall have the meaning set forth in Section 9.7.2(i) hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, or which are being contested in good faith in accordance with Section 5.1.2 hereof, (d) all easements, restrictions, covenants, reservations and rights-of-way permitted pursuant to Section 5.2.10(g) hereof, (e) Permitted Equipment Financing, (f) Liens being contested in good faith in accordance with Section 5.2.1 hereof, and (g) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Financing” shall have the meaning set forth in Section 5.2.10(h) hereof.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transferee” shall have the meaning set forth in Section 5.2.11(a)(ii) hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to the Property.

“Physical Conditions Report” shall mean, with respect to the Property, a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on the Property.

“Plan” shall mean an employee benefit plan (as defined in section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Post-Termination Property Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Post-Termination Property Account Agreement” shall have the meaning set forth in Section 3.1(b) hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.3.1(a) hereof.

“Pre-Termination Property Account Agreement” shall have the meaning set forth in Section 3.1(a) hereof.

“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender. Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.

“Principal” shall have the meaning set forth in Section 4.1.35 hereof, together with its successors and assigns.

“Prior Financing” shall mean that certain mortgage loan made by Lehman Brothers Holdings Inc., d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc. to Borrower and certain affiliates of Borrower and being defeased in full on the Closing Date.

“Pro Rata Share of the Loan” shall have the meaning set forth in Section 9.7.2(a) hereof.

“Prohibited Person” shall mean any Person:

(a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f) who is an Affiliate of or affiliated with a Person listed above.

“Projections” shall have the meaning set forth in Section 9.7.3(b) hereof.

“Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by a Security Instrument, together with all rights pertaining to the Property and Improvements, as more particularly described in Article 1 of each Security Instrument and referred to therein as the “Property”.

“Property Account” shall have the meaning set forth in Section 3.1(a) hereof.

“Property Account Agreement” shall mean the Pre-Termination Property Account Agreement and the Post-Termination Property Account Agreement.

“Property Account Bank” shall mean Wells Fargo Bank, provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s approval.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Franchisor” shall mean (a) any nationally recognized franchisor under whose flag there are at least fifty (50) full-service hotels, exclusive of the Property, and (b) prior to whose employment as franchisor of the Property (i) prior to the occurrence of a Securitization, such employment shall have been approved by Lender, in its reasonable discretion, and (ii) after the occurrence of a Securitization, Lender shall have received a Rating Confirmation.

“Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Qualified Manager” shall mean a reputable and experienced professional management organization (a) which manages, together with its Affiliates, ten (10) full service hotels exclusive of the Property totaling in the aggregate no less than 3,500 rooms and (b) prior to whose employment as manager of the Property (i) prior to the occurrence of a Securitization, such employment shall have been approved by Lender, in its reasonable discretion, and (ii) after the occurrence of a Securitization, Lender shall have received a Rating Confirmation.

“Qualified Transferee” shall mean any one of the following Persons:

(i)	a pension fund, pension trust or pension account that (a) has total real estate assets of at least $1 Billion and (b) is managed by a Person who controls at least $1 Billion of real estate equity assets; or

(ii)	a pension fund advisor who (a) immediately prior to such transfer, controls at least $1 Billion of real estate equity assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or

(iii)	an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer, of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(iv)	a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(v)	any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least Investment Grade or (b) who (i) owns or operates at least ten (10) full service hotels exclusive of the Property totaling in the aggregate no less than 3,500 rooms, (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $500 Million and (iii) immediately prior to such transfer, controls real estate equity assets of at least $1 Billion.

“Quality Assurance Reports” shall mean any quality assurance reports of inspection or compliance from Franchisor under the Franchise Agreement with respect to the Property.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating agency which has been approved by Lender and has rated the Securities.

“Rating Confirmation” means each of the Rating Agencies which have assigned ratings to any Securities shall have confirmed in writing that the occurrence of the event with respect to which such Rating Confirmation is sought shall not result in a downgrade, qualification or withdrawal of, the then current ratings assigned to the Securities in connection with a

Securitization. In the event that no Securities are outstanding or the Loan is not part of a Securitization, any action that would otherwise require a Rating Confirmation shall require the consent of the Lender.

“Real Estate Investment Trust” shall have the meaning set forth in Section 5.1.26 hereof.

“Reference Bank” shall mean a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London. If any such Reference Bank should be removed from the Telerate Page 3750 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.

“Register” shall have the meaning set forth in Section 9.7.2(h) hereof.

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“REIT” shall mean MeriStar Hospitality Corporation, a Maryland corporation, together with its successors and permitted assigns.

“REIT Rules” shall have the meaning set forth in Section 5.1.26 hereof.

“Release of Hazardous Materials” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or disposing of Hazardous Materials into the environment.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.

“Rents” shall have the meaning set forth in Article 1 of the Security Instrument with respect to the Property.

“Replacement Franchise Agreement” shall mean, collectively, (a) either (i) a franchise agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (ii) a franchise agreement with a Qualified Franchisor, which franchise agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that (A) after the occurrence of a Securitization, Borrower obtain a Rating Confirmation with respect to such franchise agreement; and (B) a “comfort letter” reasonably satisfactory in form and substance to Lender, be executed and delivered by the Qualified Franchisor to Lender.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms substantially identical to the Interest Rate Cap Agreement.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that (A) after the occurrence of a Securitization, Borrower obtain a Rating Confirmation with respect to such management agreement; and (B) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), be executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Operating Lease” shall have the meaning set forth in Section 5.1.24(d) hereof.

“Replacement Reserve Account” shall have the meaning set forth in Section 3.1(c)(iv) hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean the positive number obtained by subtracting:

(i) the actual amount spent by Borrower for FF&E and other Replacements for the calendar month (the “Subject Month”) which is two (2) months prior to the month in which the applicable Replacement Reserve Monthly Deposit is due and payable (such amount actually spent by Borrower hereinafter referred to as the “Actual Amount”); from

(ii) (A) if the Approved Capital Budget Expenditure Amount is equal to or less than the Required Expenditure Amount, one twelfth of the Required Expenditure Amount; or (B) if the Approved Capital Budget Expenditure Amount is greater than the Required Expenditure Amount, the amount budgeted to be spent in the Subject Month pursuant to the Approved Capital Budget.

Lender shall determine at the beginning of each Fiscal Year which calculation in clause (ii) above shall be applicable for such Fiscal Year and such calculation shall be used to determine the Replacement Reserve Monthly Deposit for such Fiscal Year.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Expenditure Amount” shall mean the greater of (a) an amount equal to four percent (4%) of the annual Gross Income from Operations, (b) the annual amounts required under the Operating Lease for FF&E and other Replacements, if any, (c) the annual amounts required under the Management Agreement for FF&E and other Replacements, if any, and (d) the annual amounts required under the Franchise Agreement for FF&E and other Replacements, if any (including, without limitation, any FF&E, Replacements or other improvements required pursuant to any property improvement plans required by Franchisor).

“Required Repair Account” shall have the meaning set forth in Section 3.1(c)(v) hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund or any other escrow or reserve fund established by the Loan Documents.

“Reserve Rate” shall mean the rate per annum which Lender determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant LIBOR Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such LIBOR Determination Date to leading European banks.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president-finance or the equivalent of such Person.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean Borrower, Principal, any Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, Principal, any Guarantor, any Affiliated Manager or any non-member manager.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Scheduled Amortization Payments” shall mean the amount of principal set forth on Schedule V hereto to be paid on each Payment Date.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Security Instrument” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed and delivered by Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Strike Rate” shall mean 5.75%.

“Subject Month” shall have the meaning set forth in the definition of “Replacement Reserve Monthly Deposit” in this Section 1.1.

“Subordination and Attornment Agreement” means the subordination and attornment agreement dated the date hereof between Lender and Operating Tenant as more specifically described on Schedule XII attached hereto.

“Survey” shall mean a survey prepared by a surveyor licensed in the State where the Property is located and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor reasonably satisfactory to Lender or an update or certificate of no change with respect to the same, reasonably satisfactory to Lender.

“Syndication” shall have the meaning set forth in Section 9.7.2(a) hereof.

“Tax Account” shall have the meaning set forth in Section 3.1(c)(i) hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Telerate Page 3750” means the display designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).

“Termination Event” shall have the meaning set forth in Section 3.1(b) hereof.

“Terrorism Insurance” shall have the meaning set forth in Section 6.1(b) hereof.

“Terrorism Insurance Cap” shall have the meaning set forth in Section 6.1(b) hereof.

“Threshold Amount” shall have the meaning set forth in Section 6.4(a) hereof.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if the Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to the Property and insuring the lien of the Security Instrument encumbering the Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“Working Day” shall mean any day on which dealings in foreign currencies and exchange are carried on in London, England and in New York, New York.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Security Instrument and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.

2.1.4 Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (e) fund any working capital requirements of the Property. The balance, if any, shall be distributed to Borrower.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Payments.

(a) Interest. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the end of the Interest Period in which the Maturity Date occurs at the Applicable Interest Rate. Monthly installments of interest only shall be paid on each Payment Date commencing on November 9, 2005 and on each subsequent Payment Date thereafter up to and including the Maturity Date for the Interest Period in which such Payment Date or Maturity Date occurs. Interest on the outstanding principal amount of the Loan for the period through and including October 8, 2005 shall be paid by Borrower on the Closing Date. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date)).

(b) Principal. The Scheduled Amortization Payments shall be paid on November 9, 2005 and on each subsequent Payment Date thereafter.

(c) Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for one (1) term (the “Extension Option”) of six (6) months (the “Extension Period”) to the Payment Date occurring in October, 2006 (the “Extended Maturity Date”), and upon satisfaction of the following terms and conditions:

(i) no Event of Default shall have occurred and be continuing at the time the Extension Option is exercised and on the date that the Extension Period is commenced;

(ii) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than one hundred twenty (120) days and no later than sixty (60) days prior to the Maturity Date;

(iii) Borrower shall obtain and deliver to Lender prior to exercise of the Extension Option, one or more Replacement Interest Rate Cap Agreements, which Replacement Interest Rate Cap Agreements shall be effective commencing on the first day of the Extension Option and shall have a maturity date not earlier than the Extended Maturity Date;

(iv) in connection with the Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to subsection (c)(ii) of this Section 2.2.1 and as of the commencement of the Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate except to the extent such representations and warranties are matters which by their nature can no longer be true and correct (i) as a result of the passage of time or (ii) as a result of changes permitted hereunder or otherwise approved in writing by Lender;

(v) Borrower shall have paid to Lender the Extension Fee; and

(vi) Borrower shall have made a prepayment of $5,000,000.00 on the initial Maturity Date and Borrower shall have paid to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the initial Maturity Date, and (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i).

(d) All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the Extended Maturity Date in the event the Extension Option is exercised.

(e) All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2 Interest Calculation.

Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance on the first day of the applicable Interest Period.

2.2.3 Eurodollar Rate Unascertainable; Illegality; Increased Costs.

(a) (i) In the event that Lender shall have determined (which determination shall be in Lender’s reasonable judgment and shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period, with a written confirmation of such determination promptly thereafter. If such notice is given, the Loan shall bear interest at the Adjusted Prime Rate beginning on the first day of the next succeeding Interest Period.

(ii) If, pursuant to the terms of this Section 2.2.3, Loan is bearing interest at the Adjusted Prime Rate and Lender shall determine (which determination shall be in Lender’s reasonable judgment and shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than one (1) Business Day prior to the last day of the then current Interest Period. If such notice is given, the Loan shall bear interest at the Eurodollar Rate beginning on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either the Eurodollar Rate or the Adjusted Prime Rate.

(b) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender or any Co-Lender in good faith to make or maintain the portion of the Loan bearing interest at the Eurodollar Rate, (I) the obligation of Lender or such Co-Lender hereunder to make the Loan bearing interest at the Eurodollar Rate shall be canceled forthwith and (II) the Loan shall automatically bear interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by Applicable Law. Borrower hereby agrees promptly to pay Lender or any Co-Lender (within ten (10) days of Lender’s or any Co-Lender’s written demand therefor), any additional amounts necessary to compensate Lender or any Co-Lender for any reasonable costs incurred by Lender or such Co-Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender or such Co-Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder. Upon written demand from Borrower, Lender or the applicable Co-Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s or such Co-Lender’s determination and the calculation substantiating the Adjusted Prime Rate and any additional costs incurred by Lender or such Co-Lender in making the conversion. Lender’s or Co-Lender’s written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(c) In the event that any change in any requirement of any Applicable Law or in the interpretation or application thereof, or compliance in good faith by Lender or any Co-Lender with any request or directive (whether or not having the force of law) hereafter issued from any Governmental Authority which is generally applicable to all Lenders subject to such Governmental Authority’s jurisdiction:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender or any Co-Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter have the effect of reducing the rate of return on Lender’s or any

Co-Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender or any Co-Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s or any Co-Lender’s policies with respect to capital adequacy) by any amount deemed by Lender or any Co-Lender to be material; or

(iii) shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter impose on Lender or any Co-Lender any other condition, the result of which is to increase the cost to Lender or such Co-Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender or such Co-Lender (within ten (10) days of Lender’s or such Co-Lender’s written demand therefor), any additional amounts necessary to compensate Lender or such Co-Lender for such additional cost or reduced amount receivable which Lender or such Co-Lender reasonably deems to be material. If Lender or any Co-Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), Lender and such Co-Lender shall provide Borrower with written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully compensate Lender and such Co-Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender or such Co-Lender to Borrower shall be conclusive absent manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents.

(d) Borrower agrees to indemnify Lender and the Co-Lenders and to hold Lender and the Co-Lenders harmless from any loss or expense which Lender or any Co-Lender sustains or incurs as a consequence of (I) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at the Eurodollar Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender or any Co-Lenders to lenders of funds obtained by it in order to maintain the Eurodollar Rate, (II) any prepayment (whether voluntary or mandatory) of the Loan on a day that is not the day immediately following the last day of an Interest Period with respect thereto, including, without limitation, such loss or expense arising from interest or fees payable by Lender or any Co-Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate hereunder and (III) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from the Eurodollar Rate to the Adjusted Prime Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the Eurodollar Rate on a date other than the day immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender or any Co-Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate hereunder (the amounts referred to in clauses (I), (II) and (III) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through and including the Maturity Date.

2.2.5 Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to receive and Borrower shall pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior month, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the Default which gave rise to the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any payment of Net Cash Flow After Debt Service.

2.2.6 Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender within three (3) Business Days after demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by Applicable Law.

2.2.7 Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents,

Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.8 Indemnified Taxes.

(a) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s or any Co-Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender or any Co-Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s or any Co-Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s or such Co-Lender’s applicable lending office or any political subdivision thereof or in which Lender or such Co-Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender or any Co-Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below. If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender or any Co-Lender hereunder, the amounts so payable to Lender or such Co-Lender shall be increased to the extent necessary to yield to Lender or such Co-Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender or the applicable Co-Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender or the applicable Co-Lender. Borrower hereby indemnifies Lender and each Co-Lender for any incremental taxes, interest or penalties that may become payable by Lender or any Co-Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender or any Co-Lender the required receipts or other required documentary evidence.

(b) In the event that Lender or any Co-Lender or any successor and/or assign of Lender or any Co-Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender and such Co-Lender agrees that, prior to the first date on which any payment is due from such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W 8BEN or W 8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W 8BEN or W 8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W 8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W 8BEN or W 8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

2.2.9 Replacement of Lenders.

Borrower shall be permitted to replace any Co-Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.2.3 or 2.2.8 or (ii) defaults in its obligation to make Loans hereunder, with a replacement financial institution, provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the replacement financial institution shall purchase, at par, such Co-Lender’s Pro Rate Share of the Loan and pay all other amounts owing to such replaced Co-Lender under this Agreement and the other Loan Documents on or prior to the date of replacement, (E) the Borrower shall be liable to such replaced Co-Lender under Section 2.2.3(d) if the Loan owing to such replaced Co-Lender shall be purchased other than on the last day of the Interest Period relating thereto, (F) the replacement financial institution, if not already a Co-Lender, shall be reasonably satisfactory to Lender, (G) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.2.3 or 2.2.8, as the case may be, and (I) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Lender or any Co-Lender shall have against the replaced Co-Lender.

Section 2.3 Prepayments.

2.3.1 Voluntary Prepayments.

Borrower may, at its option, prepay the Loan in whole or in part, upon satisfaction of the following conditions:

(a) Borrower shall provide prior written notice to Lender (which notice shall be irrevocable) specifying the date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than twenty (20) Business Days prior to such payment;

(b) Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (ii) if such prepayment is not made on a Payment Date, all accrued and unpaid interest on the amount of principal being prepaid through and including the Prepayment Date, together with, if a Securitization has occurred, all interest on the principal amount being prepaid which would have accrued from the Prepayment Date through and including the immediately succeeding Payment Date, in each case calculated at the Applicable Interest Rate for the Interest Period in which the prepayment occurs (the “Interest Shortfall”), (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii), (iv) [intentionally deleted], and (v) all other sums then due under this Agreement, the Note or the other Loan Documents; and

(c) each prepayment shall be in an aggregate principal amount of $1,000,000.00 or any integral multiple of $100,000.00 in excess thereof.

If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date. Notwithstanding the foregoing, Borrower shall be permitted the right to rescind and revoke or postpone its notice of prepayment given in accordance with this Section 2.3.1, provided that (i) a written notice of such rescission and revocation or postponement is received by Lender no later than three (3) Business Days prior to the date of prepayment indicated by Borrower and (ii) Borrower pays Lender’s reasonable out-of-pocket costs and expenses incurred as a result of Lender’s receipt of such notice of prepayment and its rescission, revocation or postponement.

2.3.2 Mandatory Prepayments.

On the next occurring Payment Date following the date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Such prepayment shall be applied, first, to interest on the outstanding principal balance of the Loan that would have accrued at the Applicable Interest Rate on the amount prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the outstanding principal balance of the Loan.

2.3.3 Prepayments After Default.

If, following an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, such tender or recovery shall be deemed a voluntary prepayment hereunder and Borrower shall pay, in addition to the Debt, (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (ii), (iv) [intentionally deleted], and (v) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment.

2.3.4 Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 12:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date.

2.3.5 Application of Prepayments.

All prepayments received pursuant to this Section 2.3 shall be applied first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, second, to interest on the outstanding principal balance being prepaid that would have accrued through the end of the Interest Period in which the prepayment occurred, and if applicable, through the end of the Succeeding Interest Period, notwithstanding that such Interest Period or Succeeding Interest Period extends beyond the date of prepayment, and third, to the payments of principal due under the Loan in the inverse order of maturity.

Section 2.4 Interest Rate Cap Agreement.

(a) At least thirty (30) days prior to the occurrence of a Securitization or Syndication, Borrower shall obtain, or cause to be obtained, and shall thereafter maintain in effect, an Interest Rate Cap Agreement with an Acceptable Counterparty, which shall be coterminous with the Loan and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan and which shall at all times have a strike rate equal to the Strike Rate. The Interest Rate Cap Agreement shall be written on the then current standard ISDA documentation, and shall provide for interest periods and calculations consistent with the payment terms of this Agreement. The Counterparty shall be obligated under the Interest Rate Cap Agreement to make monthly payments equal to the excess of one (1) month LIBOR over the Strike Rate, calculated on the notional amount. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan in accordance with Section 2.3 hereof.

(b) Borrower shall collaterally assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement substantially in the form annexed hereto as Exhibit C, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement (and any related guarantee, if any) and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and notify the Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument). Borrower shall cause the Counterparty to agree in writing to make all payments it is required to make under the Interest Rate Cap Agreement directly to the Lockbox Account or if the Lockbox Account is not then required to be in effect, into such account as specified by Lender. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall promptly execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Counterparty of such release.

(c) Borrower shall comply with all of its material obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement shall be deposited immediately into the Lockbox Account or if the Lockbox Account is not then required to be in effect, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below “AA-” (or the equivalent) by the Rating Agencies, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement with an Acceptable Counterparty not later than thirty (30) Business Days following receipt of notice from Lender or Servicer of such downgrade, withdrawal or qualification.

(e) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or any Replacement Interest Cap Agreement as and when required hereunder, Lender may purchase such Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was paid by Lender until such cost is paid by Borrower to Lender.

(f) Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below “AA-” (or the equivalent) by the Rating Agencies, the Counterparty must, within 30 Business Days, either (x) post collateral on terms acceptable to each Rating Agency or (y) find a replacement Acceptable Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency (notwithstanding the foregoing, if the Counterparty’s rating is downgraded to “A” or lower, only the option described in clause (y) will be acceptable); provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Acceptable Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an Additional Termination Event as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the Affected Party.”

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(1) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(2) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; and

(3) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance.

Section 2.5 Release on Payment in Full.

Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument on the Property not theretofore released and remit any remaining Reserve Funds to Borrower.

III. CASH MANAGEMENT

Section 3.1 Establishment of Accounts.

(a) Borrower shall, or shall cause Operating Tenant to, simultaneously herewith, (i) establish, and hereby covenants to maintain, an account (the “Property Account”) with Property Account Bank into which Borrower shall deposit, or cause to be deposited, all Gross Income from Operations and forfeited security deposits, (ii) execute an agreement with Operating Tenant and the Property Account Bank providing for the control of the Property Account by Borrower substantially in the form of Exhibit A attached herewith (the “Pre-Termination Property Account Agreement”) and (iii) Borrower shall assign to, and grant a security interest in favor of, Lender in Borrower’s security interest in each Property Account. So long as no default exists under the Operating Lease beyond the expiration of any applicable notice and cure periods, the Property Accounts shall be under the sole dominion and control of the Operating Tenant which shall use the sums in such Property Accounts in accordance with the provisions of the Operating Lease and the Management Agreement.

(b) In the event that an Operating Lease is terminated for any reason whatsoever and not simultaneously replaced with a Replacement Operating Lease in accordance with Section 5.1.24 hereof (a “Termination Event”), Borrower shall promptly establish and maintain an account for the receipt of all Gross Income from Operations (each, a “Post-Termination Property Account”). Each Post-Termination Property Account shall be an Eligible Account with the Property Account Bank in the name of Lender as secured party and Borrower shall enter into a property account agreement substantially in the form of the Pre-Termination Property Account Agreement (the “Post-Termination Property Account Agreement”) between Borrower, Lender and the Property Account Bank with respect to the Post-Termination Property Account. Borrower hereby covenants and agrees that it shall upon the occurrence of a Termination Event, (i) issue direction letters to all credit card companies and other accounts receivable counterparties to make all payments directly to the Lockbox Account, (ii) direct the Manager to immediately transfer to the Post-Termination Property Account any funds received by Manager in respect of the Property, (iii) immediately transfer to the Post-Termination Property Account any funds received by Borrower in respect of the Property, (iv) direct the Property Account Bank to immediately transfer all funds in the Property Account to the Post-Termination Property Account and (v) on the last Business Day of each month, transfer all funds on deposit in the Post-Termination Property Accounts to the Lockbox Account.

(c) Borrower or Lender shall, simultaneously herewith, (i) establish accounts with the Lockbox Bank (the “Lockbox Account”), into which Borrower shall deposit or cause to be deposited all sums on deposit in the Property Account or any Post-Termination Property Account, in accordance with Section 3.2(b) and Section 3.6 hereof, and (ii) execute an agreement with the Lockbox Bank providing for the control of the Lockbox Account by Lender and establishing the following Accounts (which may be book entry sub-accounts) into which amounts in the Property Account or Gross Income from Operations and forfeited security deposits, as applicable, shall be deposited or allocated:

(i) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Tax Deposit (the “Tax Account”);

(ii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Insurance Premium Deposit (the “Insurance Premium Account”);

(iii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Debt Service Payment Amount (the “Debt Service Account”);

(iv) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Replacement Reserve Monthly Deposit (the “Replacement Reserve Account”);

(v) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Required Repair Fund (the “Required Repair Account”);

(vi) [Intentionally Deleted];

(vii) [Intentionally Deleted];

(viii) [Intentionally Deleted];

(ix) [Intentionally Deleted]; and

(x) An Account with Lockbox Bank into which, following the occurrence of a Termination Event, Borrower shall deposit, or cause to be deposited, Approved Expenses (the “Borrower Expense Account”).

Section 3.2 Deposits into Lockbox Account.

(a) Borrower covenants that (i) Borrower shall, or shall cause Operating Tenant or Manager to, promptly deposit all Gross Income from Operations and forfeited security deposits into the Property Account, or, if applicable, the Post-Termination Property Account, (ii) Borrower shall send a notice, substantially in the form of Exhibit B, to all tenants (other than the Operating Tenant) now or hereafter occupying space at the Property directing them to pay all Rents and other sums due under the Lease to which they are a party into the Property Account or the Post-Termination Property Account, as the case may be, (iii) Borrower or Manager shall instruct the Franchisor to deposit all Accounts Receivable for the Property and all other sums collected by Franchisor pursuant to the Franchise Agreement into the Property Account or the Post-Termination Property Account, as the case may be, (iv) Borrower or Manager shall deliver a notice substantially in the form of Exhibit D hereto to all credit card companies to pay all Accounts Receivable directly into the Property Account or the Post-Termination Property Account, as the case may be, (v) Borrower shall deposit, or shall cause the Counterparty to deposit, all sums paid under the Interest Rate Cap Agreement directly into the Lockbox Account; (vi) Borrower shall, or shall cause Operating Tenant to deposit all Operating Lease Rent due under the Operating Lease directly into the Lockbox Account, (vii) other than the Accounts, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are deposited, and (viii) neither Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Property. Until deposited into the Property Account or the Post-Termination Property Account, as the case may be, any Gross Income from Operations from the Property and forfeited security deposits held by Borrower shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower.

(b) (i) prior to the occurrence of a Termination Event, Borrower, or Lender on behalf of Borrower, shall, or shall cause Operating Tenant to, direct the Property Account Bank to transfer, two (2) Business Days prior to each Payment Date, all funds on deposit in the Property Account, up to the amount of Operating Lease Rent due for the month in which such Payment Date occurs, to the Lockbox Account; and (ii) following the occurrence of a Termination Event, Borrower, or Lender on behalf of Borrower, shall, direct the Property Account Bank to transfer, on the last Business Day of each month, all funds on deposit in the Post-Termination Property Accounts to the Lockbox Account.

(c) Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.2 without Lender’s prior written consent.

Section 3.3 Account Name.

(a) The Accounts (other than the Property Account) shall each be in the name of Lender.

(b) In the event Lender transfers or assigns the Loan, Borrower acknowledges that the Property Account Bank and Lockbox Bank, at Lender’s request, shall change the name of each Account (other than the Property Account) to the name of the transferee or assignee. In the event Lender retains a servicer to service the Loan, Borrower acknowledges that the Property Account Bank and Lockbox Bank, at Lender’s request, shall change the name of each account to the name of the servicer, as agent for Lender.

Section 3.4 Eligible Accounts.

Borrower shall, and Borrower shall cause Property Account Bank and Lockbox Account Bank to, maintain each Account as an Eligible Account.

Section 3.5 Permitted Investments.

Sums on deposit in any Account other than the Post-Termination Property Account or Lockbox Account may be invested in Permitted Investments provided (i) such investments are then regularly offered by Lockbox Bank for accounts of this size, category and type, (ii) such investments are permitted by Applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (iv) no Event of Default shall have occurred and be continuing. All income earned from Permitted Investments shall be the property of Borrower. Borrower hereby irrevocably authorizes and directs Lockbox Bank, to hold any income earned from Permitted Investments as part of the Accounts. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 3.5. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or of any funds deposited in the related Accounts.

Section 3.6 The Initial Deposits.

Lender shall determine, in its reasonable discretion, the initial deposit amounts (the “Initial Deposits”) required to be deposited in each of the Tax Account, the Insurance Premium Account, the Replacement Reserve Account, the Required Repair Account, and Borrower shall deposit the respective Initial Deposits into each Account on the Closing Date.

Section 3.7 Transfer To and Disbursements from the Lockbox Account.

(a) Lockbox Bank shall withdraw all funds on deposit in the Lockbox Account on the date immediately preceding each Payment Date (and if such day is not a Business Day then the preceding day which is a Business Day),

(b) Lockbox Bank shall disburse the funds in the Lockbox Account in the following order of priority:

(i) First, funds sufficient to pay the Monthly Tax Deposit shall be deposited in the Tax Account;

(ii) Second, funds sufficient to pay the Monthly Insurance Premium Deposit shall be deposited in the Insurance Premium Account;

(iii) Third, funds sufficient to pay the Monthly Debt Service Payment Amount shall be deposited into the Debt Service Account to be applied (A) first, to the payment of accrued and unpaid interest computed at the Applicable Interest Rate; and (B) second to the payment of the Scheduled Amortization Payment and the reduction of the principal sum (if such Scheduled Amortization Payment is due);

(iv) Fourth, funds sufficient to pay the Replacement Reserve Monthly Deposit shall be deposited in the Replacement Reserve Account;

(v) Fifth, funds sufficient to pay any interest accruing at the Default Rate, and late payment charges, if any, shall be deposited in the Debt Service Account;

(vi) Sixth, to the payment of Lockbox Bank for fees and expenses incurred in connection with this Agreement and the accounts established hereunder;

(vii) Seventh, if a Termination Event has occurred, funds sufficient to pay all costs and expenses, calculated on a Cash basis, required to be paid during such month by or on behalf of Borrower in connection with the ownership and operation of the Property in accordance with the Approved Annual Budget (“Approved Expenses”) shall be deposited in the Borrower Expense Account after deposits for items (i) through (vi) above have been made (provided deposits to the Borrower Expense Account shall not include amounts which have previously been paid pursuant to items (i) through (vi) above);

(viii) Eighth, if a Termination Event has occurred, funds sufficient to pay any Extraordinary Expenses for such month which have been approved by Lender (and that have not been previously paid pursuant to items (i) through (vii) above) shall be deposited in the Borrower Expense Account after deposits for items (i) through (viii) above have been made;

(ix) Ninth, provided no Event of Default shall exist under the Loan Documents, all amounts remaining in the Lockbox Account after deposits for items (i) through (viii) for the current month and all prior months shall be disbursed to Borrower.

Section 3.8 Withdrawals From the Tax Account and the Insurance Premium Account.

Lender shall have the right to withdraw funds from the Tax Account to pay current Taxes on or before the date Taxes are due and payable. Lender shall have the right to withdraw funds from the Insurance Premium Account to pay current Insurance Premiums on or before the date current Insurance Premiums are due and payable. Lockbox Bank shall disburse funds from the Tax Account and the Insurance Premium Account in accordance with Lender’s written request therefor on the Business Day following Lockbox Bank’s receipt of such written request.

Section 3.9 Withdrawals from the Replacement Reserve Account.

Lender shall disburse funds on deposit in the Replacement Reserve Account in accordance with the provisions of Section 7.3 hereof.

Section 3.10 Withdrawals from the Required Repair Account.

Lender shall disburse funds on deposit in the Required Repair Account in accordance with the provisions of Section 7.1 hereof.

Section 3.11 Withdrawals from the Debt Service Account.

Lender shall have the right to withdraw funds from the Debt Service Account to pay the Monthly Debt Service Payment Amount on or after the date when due, together with any late payment charges or interest accruing at the Default Rate.

Section 3.12 Intentionally Deleted.

Section 3.13 Intentionally Deleted.

Section 3.14 Intentionally Deleted.

Section 3.15 Intentionally Deleted.

Section 3.16 Withdrawals from the Borrower Expense Account.

Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds from the Borrower Expense Account to Borrower following receipt of Borrower’s written request for the payment of costs and expenses incurred in connection with the operation of the Property and/or Extraordinary Expenses in accordance with Section 3.7(b)(vii) and Section 3.7(b)(viii), respectively. Such disbursements shall be in accordance with the Approved Annual Budget.

Section 3.17 Sole Dominion and Control.

Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Property Account Bank and Lockbox Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.

Section 3.18 Security Interest.

Borrower hereby grants to Lender a first priority security interest in each of the Accounts and the Account Collateral as additional security for the Debt.

Section 3.19 Rights on Default.

Notwithstanding anything to the contrary in this Article 3, upon the occurrence of an Event of Default, Lender shall promptly notify Property Account Bank and Lockbox Bank in writing of such Event of Default and, without notice from Property Account Bank, Lockbox Bank or Lender, (a) Borrower shall have no further right in respect of (including, without limitation, the right to instruct Lockbox Bank or Property Account Bank to transfer from) the Accounts, (b) Lender may direct Lockbox Account to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lockbox Bank, as agent for Lender, or Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, Lender may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

Section 3.20 Financing Statement; Further Assurances.

Borrower hereby authorizes Lender to file, and upon Lender’s request, shall execute and deliver to Lender for filing, a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lockbox Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

Section 3.21 Borrower’s Obligation Not Affected.

The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 3.22 Payments Received Under this Agreement.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Required Repair Fund, Replacement Escrow Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Lockbox Account established pursuant to this Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Each Borrower on its own behalf represents and warrants as of the Closing Date that:

4.1.1 Organization.

Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged. Attached hereto as Schedule IV is an organizational chart of Borrower.

4.1.2 Proceedings.

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, franchise agreement, or other material agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor to Borrower’s knowledge, will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or the Property or any of Borrower’s other assets, or any license or other approval required to operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4 Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or to Borrower’s knowledge, threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property.

4.1.5 Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower is a party or by which Borrower or any Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

4.1.6 Solvency.

Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrowers’ assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.7 Full and Accurate Disclosure.

No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or might materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.8 No Plan Assets.

Borrower is not, a Plan and none of the assets of Borrower constitute or will constitute “Plan Assets” of one or more Plans. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.9 Compliance.

Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is in compliance with all notices of violation of any order, writ, injunction, decree or demand of any Governmental Authority in all material respects. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. The representations made in this Section 4.1.9 shall not apply to matters arising under or pertaining to compliance with Environmental Laws (which are addressed exclusively under Section 4.1.39 of this Agreement).

4.1.10 Financial Information.

All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Operating Tenant and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Operating Tenant and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower nor Operating Tenant has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a hotel except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Operating Tenant from that set forth in said financial statements.

4.1.11 Condemnation.

No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any material portion of the Property or for the relocation of roadways providing access to the Property.

4.1.12 Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.13 Utilities and Public Access.

The Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended use. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

4.1.14 Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.15 Separate Lots.

The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.16 Assessments.

There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.17 Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18 No Prior Assignment.

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.19 Insurance.

Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.20 Use of Property.

The Property is used exclusively for hotel purposes and other appurtenant and related uses including but not limited to restaurants and lounges.

4.1.21 Certificate of Occupancy; Licenses.

All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property by Borrower as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a hotel. The use being made of the Property conforms in all material respects with the certificate of occupancy issued for the Property.

4.1.22 Flood Zone.

None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(vii) is in full force and effect.

4.1.23 Physical Condition.

Except as disclosed to Lender in the Physical Conditions Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Except as disclosed to Lender in the Physical Conditions Report, the Property is free from damage covered by fire or other casualty. Except as disclosed to Lender in the Physical Conditions Report, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

4.1.24 Boundaries.

Except as disclosed to Lender in the Physical Conditions Report and the related Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements.

4.1.25 Leases.

The Property is not subject to any Leases other than the Leases described in Schedule II attached hereto and made a part hereof. Borrower or Operating Tenant, as the case may be, is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Major Leases are in full force and effect and, there are no material defaults by Borrower or Operating Tenant, as the case may be, or any tenant under any Major Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults under any Major Lease. No Rent has been paid more than one (1) month in advance of its due date. There are no offsets or defenses to the payment of any portion of the Rents payable with respect to Major Leases. All work to be performed by Borrower or Operating Tenant, as the case may be, under each Major Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or Operating Tenant, as the case may be, to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Major Lease or of the Rents received therein which is still in effect. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. To Borrower’s knowledge, no Hazardous Materials have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials, except those that are both (i) in material compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the Property or each tenant’s respective business at the Property as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) fully disclosed in the Environmental Reports or otherwise disclosed to and approved by Lender in writing.

4.1.26 [Reserved]

4.1.27 [Reserved]

4.1.28 Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.

4.1.29 Franchise Agreement.

The Franchise Agreement is in full force and effect, all franchise fees, reservation fees, royalties and other sums due thereunder have been paid in full to date, and neither Borrower nor Franchisor is in default thereunder in any material respect.

4.1.30 Management Agreement.

The Management Agreement is in full force and effect and there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.31 Illegal Activity.

No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Property.

4.1.32 No Change in Facts or Circumstances; Disclosure.

All information submitted by Borrower and Operating Tenant to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and Operating Tenant in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower and Operating Tenant. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section 4.1.32 or any representation or warranty made herein to be materially misleading.

4.1.33 Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34 Principal Place of Business; State of Organization.

Borrower’s principal place of business as of the date hereof is the address set forth in the Preamble hereto. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 2926691.

4.1.35 Single Purpose Entity.

Borrower covenants and agrees that its organizational documents shall provide that it has not, and shall not (except as expressly set forth below), and that the organizational documents of its general partner(s), if Borrower is a partnership, or its managing member(s), if Borrower is a limited liability company with multiple members (in each case, “Principal”) shall provide that it has not and shall not (except as expressly set forth below):

(a) with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property and the property owned by Borrower commonly known as Holiday Inn Select – New Orleans Airport located in Kenner, Louisiana, and, other than the Prior Financing (which such Prior Financing has been defeased in full and there are no continuing liabilities or obligations thereunder other than residual obligations and liabilities that expressly survive and are customary and reasonable for securitized commercial mortgage loan transactions), entering into the Loan, and activities incidental thereto and with respect to Principal, engage in any business or activity other than the ownership of its interest in Borrower, and activities incidental thereto;

(b) with respect to Borrower, acquire or own any material assets other than (i) the Property and the property owned by Borrower commonly known as Holiday Inn Select – New Orleans Airport located in Kenner, Louisiana, and (ii) such incidental Personal Property as may be necessary for the operation of the Property, and with respect to Principal, acquire or own any material asset other than its interest in Borrower;

(c) with respect to Borrower and other than the Prior Financing (which such Prior Financing has been defeased in full and there are no continuing liabilities or obligations thereunder other than residual obligations and liabilities that expressly survive and are customary and reasonable for securitized commercial mortgage loan transactions), borrow money or incur indebtedness other than (i) normal trade accounts payable, provided that such debt is not evidenced by a note and is paid within 60 days of the date when such payment is due, (ii) lease obligations in the ordinary course of business, (iii) consensual lines on its property or equipment leases for amounts aggregating no more than $50,000, and with respect to Principal, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations);

(d) dissolve or liquidate;

(e) sell or lease all or substantially all of the Properties, otherwise dispose of the Property or all or substantially all of the assets of Borrower or Principal, as applicable;

(f) file a voluntary petition or otherwise initiate proceedings to have itself adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against itself, or file a petition seeking or consenting to reorganization or relief of itself as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower or Principal, as applicable; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of itself or of all or any substantial part of the properties and assets of Borrower or Principal, as applicable, or make any general assignment for the benefit of creditors of Borrower or Principal, as applicable, or admit in writing its inability to pay its debts generally as they become due or declare or effect a moratorium on its debt or take any action in furtherance of any such action;

(g) amend, modify or alter its formation documents;

(h) merge or consolidate with any other entity;

(i) fail to own all property owned by Borrower or Principal, as applicable, in its own name;

(j) fail to maintain books, records, financial statements and bank accounts separate from those of its affiliates and any other persons or entity (noting in any consolidated financial statements its separate legal existence);

(k) fail to maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify such assets;

(l) fail to observe all organizational formalities and preserve its existence;

(m) fail to hold itself out as a legal entity separate and distinct from any other entity;

(n) fail to allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate, and maintain a sufficient number of employees in light of its contemplated business operations;

(o) fail to transact all business with affiliates on terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party;

(p) fail to conduct business in its own name, and maintain and utilize separate stationery, invoices and checks;

(q) except as permitted under the Loan Documents and except with respect to funds of Borrower which will be deposited into a central account for the sole purpose of paying operating expenses of the Property, commingle its funds or other assets with those of any affiliate or other person or entity;

(r) guarantee or become obligated for the debts of any other person or entity or hold itself out to be responsible for the debts of any other person or entity, other than with respect to the Loan;

(s) fail to pay its debts and liabilities out of its assets as the same shall become due;

(t) make loans or advances to any third party (including any affiliate) and not acquire obligations or securities of its members or affiliates;

(u) pledge its assets for the benefit of any other person or entity other than with respect to the Loan;

(v) fail to correct any known misunderstanding regarding its separate identity;

(w) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(x) fail to maintain all required qualifications to do business in the states in which the Property is located;

(y) not share any common logo with or identify or hold itself out as or be considered as a department or division of any other person or entity;

(z) with respect to Principal, or if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(bb) below, fail at any time to have at least two independent directors (each an “Independent Director”) that is not and has not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of Borrower or of Principal or any Affiliate of either of them; (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with Borrower, Principal or any Affiliate of either of them (a “Business Party”); (c) a person or other entity controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party. Notwithstanding the foregoing, no Independent Director shall also serve as an Independent Director (as such term is defined in the Subordination and Attornment Agreement) for Operating Tenant or Principal (as such term is defined in the Subordination and Attornment Agreement); or

(aa) with respect to Principal, or if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(bb) below, permit its board of directors to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of each Independent Director.

(bb) In the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 4.1.35, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

The bankruptcy, dissolution, liquidation or termination of any Member shall not cause the termination or dissolution of Borrower, and the business of Borrower shall continue. Upon the occurrence of a bankruptcy or the dissolution (without reconstitution within sixty (60) days thereafter) of any Member, the membership of such Member shall terminate, and the trustee, receiver, or legal representative of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member including the same right (subject to the same limitations) as the terminated Members would have had to transfer its interest in Borrower or Principal, as applicable. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

4.1.36 Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.37 Taxes.

Borrower has filed all federal, State, county, municipal, and city income tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.38 Forfeiture.

Neither Borrower nor to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.39 Environmental Representations and Warranties.

Borrower represents and warrants, except as disclosed in the written reports resulting from the environmental site assessments of the Property delivered to and approved by Lender prior to the Closing Date (the “Environmental Report”) and information that Borrower knows or should reasonably have known that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in material compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the Property or each tenant’s respective business at the Property, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in, on, under or from the Property in material violation of any Environmental Law and which would be reasonably likely to require remediation by a Governmental Authority; (c) there is no threat of any Release of Hazardous Materials in material violation of Environmental Law migrating to the Property from any adjoining property; (d) there is no past or present material non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with the Property; (e) Borrower has not received, any written notice or other written communication from any Person (including but not limited to a Governmental Authority) relating to potential liability arising out of the release of Hazardous Materials in, on, under or from the Property which matter remains pending or has not been resolved or cured; and (f) Borrower has truthfully and fully made available to Lender copies of any and all material reports relating to the environmental condition of the Property contained in Borrower’s files and records or within Borrower’s custody or control, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property.

4.1.40 Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is                             .

4.1.41 OFAC.

Borrower represents and warrants that neither Borrower, Guarantor, Operating Tenant nor any of their respective Affiliates is a Prohibited Person, and Borrower, Guarantor, and their respective Affiliates are in compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.42 Intentionally Deleted.

4.1.43 Deposit Accounts.

(a) The Property Account Agreements create valid and continuing security interests (as defined in the UCC) in the Property Accounts in favor of Borrower and Lender, and in the Post-Termination Property Accounts in favor of Lender, and the control agreement for the Lockbox Agreement creates a valid and continuing security interest in the Lockbox Account in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower;

(b) Borrower and Lender agree that each Property Account and each Post-Termination Property Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Borrower shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Property Account (subject to Borrower’s assignment of its security interest in such account to Lender as collateral for the Loan pursuant to the Security Instrument) and Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Post-Termination Property Account, (iii) such that Manager shall have no right of withdrawal from the Property Account or the Post-Termination Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Property Account and each Post-Termination Property Account with a financial institution that has executed an agreement substantially in the form of the Property Account Agreement or in such other form reasonably acceptable to Lender.

(c) Borrower and Lender agree that each Account other than the Property Account is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Account, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from such Accounts, (iv) in such a manner that the Lockbox Bank shall agree to treat all property credited to each Account other than the Property Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of Lockbox Bank, indorsed to Lockbox Bank or in blank or credited to another securities account maintained in the name of Lockbox Bank and in no case will any financial asset credited to any such Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lockbox Bank or in blank);

(d) Borrower owns and has good title to the Property Accounts, the Post-Termination Property Accounts and the Lockbox Account free and clear of any Lien or claim of any Person;

(e) Borrower has delivered to Lender fully executed agreements pursuant to which the banks maintaining the Property Accounts have agreed to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;

(f) Other than the security interest granted to Lender pursuant to this Agreement and the Property Account Agreements, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed any of the Property Accounts or the Lockbox Account; and

(g) The Property Accounts and the Lockbox Account are not in the name of any Person other than Borrower or Lender. Borrower has not consented to the banks maintaining the Lockbox Account or the Property Accounts to comply with instructions of any Person other than Lender.

4.1.44 Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal, Operating Tenant and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (“Embargoed Person”) with the result that the investment in Borrower, Principal, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal, or Guarantor, as applicable, with the result that the investment in Borrower, Principal, Operating Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) to Borrower’s knowledge, none of the funds of Borrower, Principal, Operating Tenant or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal, Operating Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.45 Personal Property.

Borrower owns, leases or licenses adequate Personal Property (other than Inventory) and Operating Tenant owns adequate Inventory to maintain and operate the Property as a hotel in accordance with the standards of this Agreement, the Operating Lease, the Management Agreement and the Franchise Agreement. The Personal Property is not subject to any liens, leases or financing arrangements other than Permitted Encumbrances. The Personal Property (other than Inventory) is leased to the Operating Tenant pursuant to the Operating Lease.

4.1.46 Operating Lease.

The Operating Lease is in full force and effect and there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. The Operating Tenant is directly or indirectly, wholly owned and controlled by the Operating Partnership.

Section 4.2 Survival of Representations.

Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1 Affirmative Covenants.

From the date hereof and until payment in full of the Debt or the earlier release of the Liens of all Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or Operating Tenant any act or omission affording the federal government or any State or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit or permit any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall operate the Property that is the subject of any O&M Program in accordance with the terms and provisions thereof in all material respects.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all

Applicable Laws; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges.

Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall furnish to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall have deposited with Lender adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the Taxes under protest (provided, however, that Borrower shall not be required to deposit such reserves with Lender, in the event that funds sufficient to pay such Taxes shall theretofore have been deposited with or collected by Lender pursuant to Section 3.7 hereof, and (vii) Borrower shall furnish such security as may be required in the proceeding.

5.1.3 Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the condition or ownership of the Property.

5.1.4 Access to Property.

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default.

Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Award and Insurance Benefits.

Borrower shall cooperate with Lender in obtaining for Borrower and Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.8 Further Assurances.

Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower of UCC financing statements and the execution and delivery of all such writings necessary to transfer any liquor licenses into the name of Lender or its designee after the occurrence and continuance of any Event of Default; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9 Mortgage and Intangible Taxes.

Borrower shall pay all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instrument and/or upon the execution and delivery of the Note.

5.1.10 Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Operating Tenant and/or Manager or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. To the extent that any of the items described below in this Section 5.1.10 are prepared by the Operating Tenant rather than by Borrower, Borrower agrees to cause Operating Tenant to deliver such items to Lender in the form and within the time periods set forth below.

(b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by an Approved Accountant in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property (including the income and expenses maintained by the Operating Tenant and adjusted for real estate taxes, insurance and other fixed charges, through net operating income) and lease payment amounts and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses and (including the income and expenses maintained by the Operating Tenant and adjusted for real estate taxes, insurance and other fixed charges, through net operating income) and lease payment amounts. Borrower’s annual financial statements shall be accompanied by

(i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP, (iii) an opinion of an Approved Accountant reasonably acceptable to Lender, (iv) a rent roll, (v) an annual occupancy report for such year, including the average daily room rate for such year; and (vi) a schedule audited by such Approved Accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which, to Borrower’s knowledge, constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a report of occupancy for the subject month including an average daily room rate, and any and all franchise inspection reports received by Borrower or Operating Tenant during the subject month accompanied by an Officer’s Certificate with respect thereto; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), (including the income and expenses maintained by the Operating Tenant and adjusted for real estate taxes, insurance and other fixed charges, through net operating income) and lease payment amounts and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of (A) five percent (5%) or more between budgeted and actual amounts for such periods on an aggregate basis; (B) ten percent (10%) or more between budgeted and actual amounts for such periods with respect to each line item; and (C) five percent (5%) or more between projected and actual Gross Income from Operations for such periods on an aggregate basis all in form satisfactory to Lender but only to the extent requested by Lender; and (iii) a Net Cash Flow Schedule. In addition, such certificate shall also be accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal of Borrower stating that the representations and warranties of Borrower set forth in Section 4.1.35 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget for the Property not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender, and shall be subject to Lender’s written approval, such approval not to be unreasonably withheld, notwithstanding any limitation in the Operating Lease on Borrower’s right to approve the Operating Tenant’s operating budget (each such Annual Budget after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”). The Annual Budget defined in and required pursuant to Section 17.3 of the Operating Lease shall satisfy the form of the required Annual Budget. If Lender does not advise Borrower of any objections to the proposed Annual Budget within twenty (20) Business Days after receipt thereof, such proposed Annual Budget shall be deemed approved. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within twenty (20) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower and Operating Tenant shall promptly revise such Annual Budget and resubmit the same to Lender; Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower and Operating Tenant shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves or has been deemed to approve a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e) Borrower shall furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Operating Tenant, the REIT, the Operating Partnership or the Manager as may be reasonably requested by Lender, including, without limitation, an annual operating budget for the Property.

(f) Borrower shall cause Operating Tenant to have Manager simultaneously deliver to Lender all financial statements and reports required to be delivered to Operating Tenant by Manager pursuant to the Management Agreement.

(g) Borrower shall promptly send to Lender, and cause the Operating Tenant to promptly send to Lender, all Quality Assurance Reports or other reports of inspection delivered by Franchisor.

(h) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a compact disk or a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(i) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant, Co-Lender or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, and the Property, whether furnished by Borrower, any Guarantor, or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.

5.1.11 Business and Operations.

Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Property.

5.1.12 Costs of Enforcement.

In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument encumbering the Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender upon request, (to be made no more frequently than once in any consecutive twelve month period, unless such request is made in connection with a Securitization or a Syndication) tenant estoppel certificates from each tenant under a Major Lease at the Property in form and substance reasonably satisfactory to Lender.

(c) Borrower shall, promptly upon request of Lender (to be made no more frequently than once in any consecutive twelve month period, unless such request is made in connection with a Securitization or a Syndication) use commercially reasonable efforts to deliver an estoppel certificate from Franchisor stating that (i) the Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Franchisor nor Borrower nor Operating Tenant is in default under any of the material terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (iii) neither Franchisor nor Borrower nor Operating Tenant has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement and (iv) all sums due and payable to Franchisor under the Franchise Agreement have been paid in full.

(d) Borrower shall, promptly upon request of Lender (to be made no more frequently than once in any consecutive twelve month period, unless such request is made in connection with a Securitization or a Syndication), deliver an estoppel certificate from Operating Tenant stating that (i) the Operating Lease is in full force and effect and has not been modified, amended or assigned (or listing the modifications, amendments or assignments, if any), (ii) neither Operating Tenant nor Borrower is in default under any of the material terms, covenants or provisions of the Operating Lease and Operating Tenant knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Operating Lease, (iii) neither Operating Tenant nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Operating Lease and (iv) all sums due and payable to Operating Tenant under the Operating Lease has been paid in full.

(e) Borrower shall, promptly upon request of Lender (to be made no more frequently than once in any consecutive twelve month period, unless such request is made in connection with a Securitization or a Syndication), deliver an estoppel certificate from Manager stating that (i) the Management Agreement is in full force and effect and has not been modified, amended or assigned (or listing the modifications, amendments or assignments, if any), (ii) neither Manager nor Borrower nor Operating Tenant, as the case may be, is in default under any of the material terms, covenants or provisions of the Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement, (iii) neither Manager nor Borrower nor Operating Tenant, as the case may be, has commenced any action or given or received any notice for the purpose of terminating the Management Agreement and (iv) all sums due and payable to Manager under the Management Agreement has been paid in full.

5.1.14 Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.15 Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.16 Confirmation of Representations.

Borrower shall deliver, in connection with any Securitization or Syndication, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization or Syndication in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the closing of such Securitization or Syndication.

5.1.17 Leasing Matters.

(a) With respect to the Property, Borrower or Operating Tenant may enter into a proposed Lease (including the renewal or extension of an existing Lease, other than an Operating Lease, (a “Renewal Lease”)) without the prior written consent of Lender, provided that if such proposed Lease or Renewal Lease is a Major Lease, such Major Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Major Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not have a material adverse effect on the value or quality of the Property, and (iv) is subject and subordinate to the Security Instrument and the lessee thereunder agrees to attorn to Lender. All proposed Major Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld. At Lender’s request, Borrower and Operating Tenant, as applicable, shall promptly deliver to Lender copies of all Major Leases which are entered into pursuant to this Subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section.

(b) Borrower and Operating Tenant (i) shall observe and perform all the material obligations imposed upon the lessor under the Major Leases and shall not do or permit to be done anything to impair the value of any of the Major Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default or other material matters which Borrower shall send or receive with respect to the Major Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Major Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which shall require Lender’s prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the lessor’s interest in any of the Major Leases or the Rents; and (vi) shall not consent to any assignment of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Lender.

(c) Borrower and Operating Tenant may, without the consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (other than the Operating Lease) (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a material adverse effect on the value of the Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any lease subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld and its counsel, at Borrower’s expense. At Lender’s request, Borrower and Operating Tenant, as applicable, shall promptly deliver to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 5.1.17(c) together with Borrower’s certification that it has satisfied all of the conditions of this Section 5.1.17(c).

(d) Notwithstanding anything contained herein to the contrary, with respect to the Property, neither Borrower nor Operating Tenant shall, without the prior written consent of Lender, which consent shall not be unreasonably withheld, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease.

5.1.18 Management Agreement.

(a) The Improvements on the Property are operated under the terms and conditions of the Management Agreement. In no event shall the base management fees under the Management Agreement exceed three percent (3%) of the gross income derived from the Property and any incentive management fees shall not accrue. All fees (base, incentive, termination or otherwise) due under the Management Agreement must be subordinate in lien and payment to the Security Instrument and this Agreement (other than base management fees not in excess of three percent (3%) of the gross income derived from the Property). Borrower shall, or shall cause the Operating Tenant to (i) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement, on the part of Borrower or Operating Tenant to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower and Operating Tenant under the Management

Agreement and (ii) promptly notify Lender of the giving of any notice by Manager to Borrower or Operating Tenant of any default by Borrower or Operating Tenant in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower or Operating Tenant to be performed and observed and deliver to Lender a true copy of each such notice. Neither Borrower nor Operating Tenant shall surrender the Management Agreement, consent to the assignment by the Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement, or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing. Borrower and Operating Tenant hereby assign to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower and Operating Tenant to surrender the Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement, in any material respect, and any such surrender of the Management Agreement, or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement, without the prior consent of Lender shall be void and of no force and effect. Notwithstanding the foregoing, Borrower or Operating Tenant may terminate the Management Agreement provided that Borrower or Operating Tenant simultaneously enters into a Replacement Management Agreement with a Qualified Manager. If Borrower or Operating Tenant shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower or Operating Tenant to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, upon five (5) days prior notice to Borrower, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower or Operating Tenant to be performed or observed to be promptly performed or observed on behalf of Borrower or Operating Tenant, to the end that the rights of Borrower or Operating Tenant in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the Manager shall deliver to Lender a copy of any notice sent to Borrower or Operating Tenant of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Neither Borrower nor Operating Tenant shall, and shall not permit the Manager to, sub-contract any or all of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrower and Operating Tenant shall, from time to time, obtain from the Manager such certificates of estoppel with respect to compliance by Borrower and Operating Tenant with the terms of the Management Agreement as may be requested by Lender (which requests shall be made no more frequently than once in any consecutive twelve month period unless such request is made in connection with a Securitization). Borrower and Operating Tenant shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within or prior to the period within which any such option may be exercised, and Borrower and Operating Tenant hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower and Operating Tenant, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Security Instrument and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor. Borrower represents that Interstate Management Company, L.L.C., the current manager of the Property, is not an Affiliate of, nor Affiliated with, Borrower or Guarantor.

(b) Without limitation of the foregoing, Borrower, upon the request of Lender, shall cause the Operating Tenant to terminate the Management Agreement and replace the Manager, without penalty or fee, if at any time during the Loan: (a) the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default, (c) there exists a material default by Manager under the Management Agreement. At such time as the Manager may be removed, a Qualified Manager shall assume management of the Property pursuant to a Replacement Management Agreement.

5.1.19 Environmental Covenants.

(a) Borrower covenants and agrees that so long as the Loan is outstanding (i) Borrower’s uses and operations on or of the Property shall be in compliance with applicable Environmental Laws and permits issued pursuant thereto in all material respects; (ii) there shall be no Releases of Hazardous Materials by Borrower in, on, under or from the Property in violation of Environmental Law; (iii) Borrower shall not use, generate, treat, store, dispose or transport Hazardous Materials in, on, or under the Property, except those that are both (A) in material compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the Property (including each tenant’s respective business at the Property), (2) fully disclosed in the Environmental Reports or otherwise disclosed to and approved by Lender in writing or (3) held by a tenant for sale to the public in its ordinary course of business; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”), subject to the provisions of Section 5.2.1 hereof; (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing access to the Property and all relevant information in its possession, custody or control and making knowledgeable persons available for interviews at reasonable times; (vi) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property, and (B) comply with Environmental Law; (vii) Borrower shall take all commercially reasonable measures to require that each tenant complies in all material respects with provisions (i) through (vi) of this Section 5.1.19(a);

(b) Borrower covenants and agrees that so long as the Loan is outstanding, Borrower shall promptly notify Lender in writing after it has become aware of: (i) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards the Property; (ii) any non-compliance with any Environmental Laws related in any way to the Property; (iii) any actual or potential Environmental Lien; (iv) any required or proposed remediation of environmental conditions relating to the Property; and (v) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Borrower’s liability for any Hazardous Materials in material violation of any Environmental Laws.

(c) Lender and its designated agents or representatives, including but not limited to any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use. If Lender reasonably believes that Borrower has breached any environmental representation, warranty or covenant contained in Sections 4.1.39 or 5.1.19(a) and (b) hereof, Lender may request that Borrower undertake such tests and investigations of the environmental condition of the Property (or portions thereof) that are reasonably necessary under the circumstances to assess the alleged breach of the representation, warranty or covenant. Any such tests or investigations shall be conducted by a qualified environmental engineer or consultant, reasonably acceptable to Lender, and if determined by the environmental engineer or consultant to be reasonably necessary, may include invasive sampling (such as any sampling of the soil, groundwater, surface water, air or building materials). Borrower shall provide Lender with a copy of any reports of the results of such tests and investigations and Lender and other Indemnified Parties shall be entitled to rely on such reports. If an Event of Default has occurred and is continuing, or if Borrower has not diligently pursued such tests and investigations as are reasonably requested by Lender pursuant to this Section 5.1.19(c), then Lender may hire its own environmental engineer or consultant, at Borrower’s expense, to conduct such tests and investigations. Lender shall make all reasonable efforts to conduct any such tests and investigations so as to avoid interference with the operation of the Property.

(d) If counsel to Borrower reasonably determines that providing Lender with a document otherwise required to be provided pursuant to this Section 5.1.19 (or any other provision of this Agreement or any other Loan Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, the Borrower shall not be obligated to provide such document to Lender but shall provide Lender with a notice identifying the author and recipient of such document and generally describing the content of the documents. Upon request of Lender, Borrower shall take all reasonable steps necessary to provide Lender with the factual information contained in any such privileged documents. Nothing contained in this Section 5.1.19(d) shall in any way limit lender’s rights under Section 5.1.19(c) hereof.

5.1.20 Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations (a) are made in connection with work performed pursuant to an Approved Capital Budget for the Property or (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and either (i) the cost of which is less than $100,000.00, or (ii) are alterations performed in connection with the Restoration of the Property in accordance with the terms and provisions of this Agreement. If the total unpaid amounts with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed $750,000.00 (the “Alteration Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and for which Lender has received a Rating Confirmation, or (D) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and for which Lender has received a Rating Confirmation. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold Amount and applied from time to time at the option of Lender to pay for such alterations or to terminate any of the alterations and restore the Property to the extent necessary to prevent any material adverse effect on the value of the Property.

5.1.21 Franchise Agreement.

The Improvements on the Property shall be operated under the terms and conditions of the Franchise Agreement. Borrower shall, or shall cause Operating Tenant to (i) pay all sums required to be paid by Borrower under the Franchise Agreement, (ii) diligently perform, observe and enforce all of the material terms, covenants and conditions of the Franchise Agreement on the part of Borrower or Operating Tenant to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower and Operating Tenant under the Franchise Agreement, (iii) promptly notify Lender of the giving of any notice to Borrower or Operating Tenant of any default by Borrower or Operating Tenant in the performance or observance of any of the terms, covenants or conditions of the Franchise Agreement on the part of Borrower or Operating Tenant to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, material notice, report and estimate received by it under the Franchise Agreement. Neither Borrower nor Operating Tenant shall, without the prior consent of Lender, surrender the Franchise Agreement or terminate or cancel the Franchise Agreement or modify, change, supplement, alter or amend the Franchise Agreement, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower and Operating Tenant to surrender the Franchise Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Franchise Agreement in any material respect, and any such surrender of the Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Franchise Agreement without the prior consent of Lender shall be void and of no force and effect. Notwithstanding the foregoing, Borrower or Operating Tenant may terminate the Franchise Agreement provided that Borrower simultaneously enters into a Replacement Franchise Agreement with a Qualified Franchisor. If Borrower or Operating Tenant shall default in the performance or observance of any material term, covenant or condition of the Franchise Agreement on the part of Borrower or Operating Tenant to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Borrower or Operating Tenant to be performed or observed to be promptly performed or observed on behalf of Borrower or Operating Tenant, to the end that the rights of Borrower and Operating Tenant in, to and under the Franchise Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Franchisor shall deliver to Lender a copy of any notice sent to Borrower or Operating Tenant of default under the Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall, or shall cause Operating Tenant, from time to time, to use its commercially reasonable efforts to obtain from Franchisor such certificates of estoppel with respect to compliance by Borrower and Operating Tenant with the terms of the Franchise Agreement as may be requested by Lender. Borrower and Operating Tenant shall exercise each individual option, if any, to extend or renew the term of the Franchise Agreement upon demand by Lender made at any time prior to or within the period in which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower or Operating Tenant, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, provided, however that Borrower shall not be required to comply with such request of Lender so long as Borrower is entering into a Replacement Franchise Agreement, the term of which shall begin upon the expiration of the Franchise Agreement currently in effect at the time of Lender’s request. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

5.1.22 Intentionally Deleted.

5.1.23 OFAC.

At all times throughout the term of the Loan, Borrower, Guarantor and their respective Affiliates shall be in compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.24 Operating Lease.

(a) Lender acknowledges that Borrower has leased the Property and the operation of the Property to the Operating Tenant pursuant to the Operating Lease. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Operating Lease on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Operating Lease on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Operating Tenant, to the end that the rights of Borrower in, to and under the Operating Lease shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time upon prior notice to Borrower and during business hours or such other reasonable times only, for the purpose of taking any such action. If the Operating Tenant under the Operating Lease shall deliver to Lender a copy of any notice sent to Borrower of default under the Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

(b) Borrower and Operating Tenant hereby agree that any requirement of consent on behalf of Borrower (as lessor) under the Operating Lease with respect to any proposed action thereunder shall also be subject to the prior written consent of Lender.

(c) Borrower shall promptly notify Lender of the giving of any notice to Operating Tenant of any material default by Operating Tenant in the performance or observance of any of the terms, covenants or conditions of the Operating Lease on the part of Operating Tenant to be performed and observed and deliver to Lender a true copy of each such notice. In addition, notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender and, after the occurrence of a Securitization, delivery of a Rating Confirmation, (i) amend, modify or waive any provisions of the Operating Lease other than amendments, modifications, or waivers of ministerial terms that do not modify, amend or waive any material economic terms or any other material terms of the Operating Lease, (ii) exercise its right to consent to any assignment of the Operating Lease or sublet of the Property, except as set forth in Section 5.1.17 hereof, or (iii) terminate, permit the termination of, or accept surrender of all or any portion of the space demised under the Operating Lease other than (A)

[intentionally deleted], or (B) a termination by Borrower due to a payment default by the Operating Tenant under the Operating Lease. In the event that the Operating Lease has been terminated as permitted in this Section 5.1.24(c), Borrower shall not enter into any new operating lease (a “Replacement Operating Lease”) unless (1) the new operating tenant is a single purpose bankruptcy remote entity satisfactory to Lender in its sole discretion, (2) the Property is managed by a Qualified Manager pursuant to the Management Agreement, (3) the terms and conditions of the new operating lease are satisfactory to Lender in all respects, and the rent payable thereunder is equal to at least the greater of the projected annual rent payable under the Operating Lease for the twelve (12) month period (A) commencing on the date hereof and (B) commencing on the date on which the Operating Lease is terminated, (4) the new operating lease is subordinate in all respects to the Lien of Security Instrument and the other Loan Documents, without the benefit of non- disturbance, and the new operating tenant enters into a subordination agreement reasonably satisfactory to Lender, (5) the Franchise Agreement is in full force and effect, (6) Borrower delivers such other certificates, opinions (including, without limitation, an Insolvency Opinion (to the extent required hereunder) with respect to the new operating tenant), documents and instruments relating to the new operating lease reasonably required by Lender or the Rating Agencies, and all corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the new operating lease and new operating tenant shall be satisfactory in form and substance to Lender, and (7) after the occurrence of a Securitization, delivery of a Rating Confirmation.

(d) Except as may be permitted under the Operating Lease without the consent of Borrower, the Operating Tenant shall not assign, sublet, convey, mortgage, pledge or otherwise encumber or transfer its leasehold interest in the Operating Lease without the prior written consent of Lender and, after the occurrence of a Securitization, the delivery of a Rating Confirmation. The Operating Partnership shall not assign, sublet, convey, mortgage, pledge or otherwise encumber or transfer its direct or indirect equity interest in the Operating Tenant.

5.1.25 Maintenance of Personal Property.

Except as otherwise provided in Section 22.2 of the Operating Lease with respect to the right to sell Personal Property to the Operating Tenant, and subject to the conditions set forth in Section 5.1.20 hereof, Borrower shall own, lease or license Personal Property (other than the Inventory), and the Operating Tenant or Manager shall own Inventory, adequate to maintain and operate the Property as a hotel in accordance with the standards of this Agreement, the other Loan Documents, the Operating Lease, the Management Agreement, Replacement Management Agreement, the Franchise Agreement and any Replacement Franchise Agreement. Neither Borrower, the Operating Tenant nor Manager shall lease, license, encumber or enter into any other financing arrangements with respect to any of the Personal Property or Inventory, as the case may be, other than as may expressly be permitted hereunder or under the other Loan Documents.

5.1.26 REIT Status.

The parties acknowledge that the REIT is a publicly traded corporation qualified as a real estate investment trust under the Internal Revenue Code (a “Real Estate Investment Trust”). Under the Internal Revenue Code rules and regulations relating to Real Estate Investment Trusts (the “REIT Rules”) and under Borrower’s organizational documents, Borrower may not take or omit to take any action, or engage in any business or business transaction or relationship, that would or could result in the REIT being disqualified from treatment as a Real Estate Investment Trust. In order to comply with the REIT Rules and Borrower’s organizational documents, Borrower has entered into an Operating Lease with the Operating Tenant for the operation and maintenance of each of the Property. Pursuant to such Operating Lease, Operating Tenant has the right to operate the Property, and directly or indirectly collects all income from room rentals, credit card receipts, restaurant bars, recreational facilities and from other sources relating to the Property. Operating Tenant pays to Borrower rent as more particularly described in the Operating Lease. The provisions of this Section shall not be construed to limit the provisions of this Agreement or any other Loan Document in any manner whatsoever.

5.1.27 O&M Program.

With respect to the Property listed on Schedule VII hereof, Borrower shall cause each the Property to be tested for the presence of asbestos-containing materials (“ACMs”) by an assessment firm acceptable to Lender in all respects and if such assessment firm recommends remediation of any ACM present at the Property, Borrower shall enter into a contract with a licensed industrial hygienist to develop a fully documented O&M Program which Borrower shall submit within ninety (90) days of the date hereof to Lender for its approval. Borrower further covenants and agrees to implement and follow the terms and conditions of such O&M Program during the term of the Loan, including any extension or renewal thereof. Lender’s requirement that Borrower develop and comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Borrower’s covenants and agreements with respect to Hazardous Materials or Environmental Laws.

Section 5.2 Negative Covenants.

From the date hereof until payment in full of the Debt or the earlier release of the Liens of all Security Instrument encumbering the Property in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, any Environmental Lien or mechanics’, materialmen’s or contractors’ Lien and the amount or validity or application in whole or in part of any amounts due to such mechanics, materialmen or contractors, provided (i) no Event of Default has occurred and is continuing, (ii) such proceeding shall not violate the provisions of any other mortgage, deed of trust or deed to secure debt affecting the Property, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the Operating Lease or of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result of such proceeding, (v) Borrower shall have deposited with Lender adequate reserves for the payment of such amounts, together with all interest and penalties thereon, unless Borrower has paid all of such amounts under protest, and (vi) Borrower shall have furnished the security as may be required in such proceeding, to insure the payment of any amounts due, together with all interest and penalties thereon. Lender may apply any such reserves held by Lender at any time when the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be an imminent danger of the Lien of the Security Instrument being primed by any related Lien.

5.2.2 Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender.

5.2.3 Change In Business.

Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Property (including providing services (e.g. fitness center, spa facilities, or restaurant) in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

5.2.4 Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.5 Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender.

5.2.6 No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.7 Name, Identity, Structure, or Principal Place of Business.

Borrower shall not change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.8 ERISA.

(a) During the term of the Loan or of any obligation or right hereunder, neither Borrower nor Operating Tenant shall be a Plan and none of the assets of Borrower or Operating Tenant shall constitute Plan Assets.

(b) Borrower further covenants and agrees to deliver, and to cause Operating Tenant to deliver, to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, and represents and covenants that (A) each Borrower and each Operating Tenant is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) neither Borrower nor Operating Tenant is subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower and Operating Tenant are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and Operating Tenant are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(iii) Borrower and Operating Tenant qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

5.2.9 Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower, Principal or any of the partners of Borrower or Principal except in the ordinary course of business and on terms no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party. Upon request of Lender, Borrower shall provide Lender with a summary of the terms of, or copies of, such agreements.

5.2.10 Transfers.

(a) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than Permitted Encumbrances, Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred, delivery to Lender of a Rating Confirmation.

(b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) except as specifically permitted hereunder, an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 hereof.

(c) Notwithstanding the provisions of Sections 5.2.10(a) and (b), the following transfers shall not be deemed to be a Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself; (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer and the identity of the proposed transferee; (iii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; (iv) [intentionally deleted]; and (v) the sale, transfer or issuance of shares of stock in the REIT provided such shares of stock are listed on the New York Stock Exchange or such other nationally recognized stock exchange and provided the REIT complies with the provisions of Section 5.3 hereof.

(d) Notwithstanding anything to the contrary contained in this Section 5.2.10, the REIT must continue to be the sole general partner of, and control, the Operating Partnership and the Operating Partnership must continue to control Borrower and own, directly or indirectly, at least a 100% interest in Borrower.

(e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer, other than transfers of shares of stock in the REIT, provided that such shares of stock are listed on the New York Stock Exchange or such other nationally recognized stock exchange and provided the REIT complies with the requirements of Section 5.3 hereof), results in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, and (c) in the event any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion (to the extent an Insolvency Opinion had previously been issued) to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

(f) Notwithstanding the foregoing, Borrower shall have the right to transfer Personal Property to the Operating Tenant pursuant to Section 22.2 of the Operating Lease provided that (i) Borrower delivers to Lender an Officer’s Certificate certifying that the FF&E Limitation has been exceeded, (ii) the purchase price and value of the Personal Property transferred shall be the minimum amount necessary to comply with the

FF&E Limitation, (iii) the Operating Tenant shall confirm that the Personal Property transferred to it is subject to the Operating Lease Security Agreement, (iv) Borrower shall assign and pledge any FF&E Note and related security agreement and security interest to Lender as additional security for the Debt and Borrower shall take all action as may be necessary to effect and perfect such assignment and security interest.

(g) Borrower may, without Lender’s consent, grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes or other purposes (which may include amendments to existing reciprocal easement agreements), provided that no such encumbrance or amendment set forth in this Section 5.2.10(g) shall materially impair the utility, operation and use of the Property or otherwise have a material adverse effect on the value of the Property or on the financial condition or business of Borrower. In connection with any such grant permitted pursuant to this Section 5.2.10(g), Lender shall execute and deliver any instrument reasonably necessary or appropriate to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of: (a) twenty (20) days prior written notice thereof; (b) a copy of the instrument or instruments of such grant; (c) an Officer’s Certificate stating that such grant does not materially impair the utility, operation and use of the Property or have a material adverse effect on the value of the Property or the financial condition or business of Borrower or the condition or ownership of the Property; and (d) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such grant.

(h) Notwithstanding the foregoing, Lender’s consent shall not be required for the leasing of television sets, telephone equipment, audio-visual equipment, or computer systems (“Equipment”) with respect to the Property, provided Lender has received prior written notification of Borrower’s intent to lease such Equipment, and provided, further, that (i) any such lease is subject to commercially prudent terms and conditions, (ii) the Equipment leased is readily replaceable without material interference or interruption to the operation of the Property as required pursuant to the provisions of this Agreement, and (iii) the aggregate maximum amount of liability under such lease of such Equipment (whether in total lease payments then outstanding or due in the event of a termination of such lease or otherwise) located on or used in connection with the Property is less than (A) $300,000.00 and (B) together with all such other leases of Equipment at the Property, in the aggregate, two percent (2%) of the outstanding principal balance of the Note (collectively, the “Permitted Equipment Financing”).

5.2.11 Permitted Transfer.

(a) Notwithstanding anything to the contrary contained in Section 5.2.10 hereof, Lender shall not unreasonably withhold its consent to a one-time sale, assignment, or other transfer of all of the Property to a Permitted Transferee (defined below), provided that (x) Lender receives thirty (30) Business Days’ prior written notice of such transfer, (y) no Event of Default has occurred and is continuing under this Agreement, the Security Instrument, or the other Loan Documents and (z) upon the satisfaction of such conditions as may be imposed by Lender, which may include, but shall not be limited to, the following matters:

(i) Borrower or such Permitted Transferee shall pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes);

(ii) The transferee shall be a newly formed entity, and shall comply with all of the requirements of Section 4.1.35 hereof and shall be wholly owned and controlled by a Qualified Transferee or shall itself be a Qualified Transferee, and, in addition, Lender shall be reasonably satisfied that such Qualified Transferee (1) is generally creditworthy and reputable, (2) is free from any pending or existing bankruptcy, reorganization or insolvency proceedings in which such party is the debtor, (3) is not, at the time of transfer or in the past, a litigant, plaintiff or defendant in any suit brought against or by Lender, (4) has not been found by a court of competent jurisdiction to have committed a crime, fraud or similar malfeasance, (5) has not been indicted for any crime, and (6) has experience and a track record in owning and operating facilities similar to the Property, in each such case of clauses (1) through (5) above, as reasonably determined by Lender based on a Lexis/Nexis or similar background search of each such Person and its Affiliates (the “Permitted Transferee”);

(iii) The Permitted Transferee shall assume all of the obligations of Borrower under this Agreement, the Security Instrument and the other Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement (the “Assumption Agreement”) in form and substance reasonably satisfactory to Lender and delivering such legal opinions as Lender may reasonably require;

(iv) The Qualified Transferee that owns and controls the Permitted Transferee or another entity satisfactory to Lender and the Rating Agencies (the “New Guarantor”) shall execute and deliver a Guaranty and an Environmental Indemnity in the same form and substance as the Guaranty and the Environmental Indemnity delivered in connection with the execution of this Agreement and otherwise reasonably satisfactory to Lender;

(v) The Permitted Transferee and the New Guarantor shall deliver all organizational documentation, which documentation shall be reasonably satisfactory to Lender, and shall deliver an opinion of counsel of the Permitted Transferee covering the Assumption Agreement and any other documents executed by the Permitted Transferee and the New Guarantor in connection therewith in form and substance similar to the due execution, delivery and enforcement opinions delivered by counsel to Borrower in connection with the execution of this Agreement, including, without limitation, an Insolvency Opinion in form and substance similar to the Insolvency Opinion delivered in connection with the Syndication of the Loan;

(vi) The Permitted Transferee shall deliver certificates and enter into agreements and covenants, or cause each of its principals to deliver certificates and enter into agreements and covenants, which certificates, agreements and covenants shall be similar in nature to those delivered, executed or made by Borrower or Principal in connection with the execution of this Agreement relating to the single purpose, bankruptcy remote nature of the Permitted Transferee and its managing principals and the sufficient independence of the Permitted Transferee and its managing principals to make the substantive consolidation of the bankruptcy of such parties unlikely, and the Permitted Transferee shall deliver opinions of counsel with respect to the foregoing rendered by an independent law firm reasonably satisfactory to Lender or (if a Securitization shall have occurred) the Rating Agencies;

(vii) The Property shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement following such transfer;

(viii) The Property shall be operated as first class full service hotel pursuant to the Franchise Agreement or Replacement Franchise Agreement with a Qualified Franchisor;

(ix) The Operating Leases shall have been terminated;

(x) Lender shall receive evidence of insurance policies in the name of the Permitted Transferee and otherwise in compliance with the terms of this Agreement;

(xi) If a Securitization shall have occurred, Borrower or the Permitted Transferee shall deliver to Lender a Rating Confirmation; and

(xii) The Permitted Transferee shall deliver an endorsement to the existing Title Insurance Policy insuring the Lien of the Security Instrument, as modified by the Assumption Agreement, as a valid first lien on the Property and naming the Permitted Transferee as owner of fee title to the Property, which endorsement shall insure that, as of the recording of the Assumption Agreement, the Property shall not be subject to any additional exceptions or liens other than Permitted Encumbrances.

Section 5.3 REIT.

The REIT shall cause its issued and outstanding shares of stock to be listed for public trading on the New York Stock Exchange or such other nationally recognized stock exchange throughout the term of the Loan.

VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000.00; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection. Notwithstanding clause (C) of this Section 6.1(a)(i) to the contrary, with respect to the comprehensive all risk insurance required by this Section 6.1(a)(i), Borrower shall be permitted to maintain a deductible of no more than $250,000.00 (the “Maximum Deductible”) provided Borrower delivers to Lender a Letter of Credit in an amount equal to the difference between the Maximum Deductible and $100,000.00, which Letter of Credit shall be held by Lender as additional collateral for the Loan, and Borrower shall have no right to request that Lender draw on the Letter of Credit. Upon the earlier of (i) repayment of the Loan in full or (ii) delivery to Lender of evidence reasonably satisfactory to Lender that the deductible for the all-risk insurance policy required pursuant to this Section 6.1(a)(i) is $100,000.00 or less, Lender shall return such Letter of Credit to Borrower and, to the extent required by the bank issuing such Letter of Credit in order to terminate or extinguish such Letter of Credit, Lender shall deliver to Borrower a letter addressed to such issuing bank directing such issuing bank to terminate or extinguish such Letter of Credit;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Security Instrument to the extent the same is available;

(iii) business interruption/loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i); (C) in an amount equal to 100% of the projected gross income, including all Rents and Accounts Receivable, from the Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the Property and the projected Rents under the Operating Lease, if applicable, and (y) the highest gross income received during the term of the Note for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twenty-four (24) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; all insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time then due and payable hereunder and under the Note and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1(c)(ii); and (B) the insurance provided for in Section 6.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) shall include permission to occupy the Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the State in which the Property is located, and employer’s liability insurance with a limit of at least $2,000,000.00 per accident and per disease per employee, and $2,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);

(vii) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies is not less than the amount of the Loan;

(viii) if the Property is located in a seismic area designated as Zone 3 or 4 by S&P or Moody’s (Source ICBC, 1994 Uniform Building Code) earthquake, and, if required by Lender, sinkhole and mine subsidence insurance in amounts equal to two times (2x) the probable maximum loss of the Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;

(ix) umbrella liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(ii) hereof;

(x) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000.00);

(xi) a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or (C) temporary contract employees or student interns; and

(xii) such other insurance and in such amounts as are required pursuant to the Franchise Agreement or as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located and approved by Lender. The insurance companies must have a claims paying ability/financial strength rating equal to or better than the Minimum Required Rating (as hereinafter defined) by at least two (2) Rating Agencies (one of which will be S&P if they are rating the Securities and one of which shall be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency (each such insurer shall be referred to below as a “Qualified Insurer”). As used in this Section 6.1(b), the insurance company or companies issuing any Policy shall be deemed to have been assigned the “Minimum Required Rating” by a particular Rating Agency if, (A) in the case of a Policy issued by four (4) or fewer insurance companies, (1) at least seventy-five percent (75%) of such insurance companies have been assigned a claims paying ability/financial strength rating equal to or better than “A” (or its equivalent) by such Rating Agency, and (2) no such insurance companies have been assigned a claims paying ability/financial strength rating below Investment Grade by such Rating Agency, and (B) in the case of a Policy issued by five (5) or more insurance companies, (1) at least sixty percent (60%) of such insurance companies have been assigned a claims paying ability/financial strength rating equal to or better than “A” (or its equivalent) by such Rating Agency, and (2) no such insurance companies have been assigned a claims paying ability/financial strength rating below Investment Grade by such Rating Agency. Borrower will be required to maintain insurance against terrorism, terrorist acts (including bio-terrorism) or similar acts of sabotage (“Terrorism Insurance”) with coverage amounts of not less than an amount equal to the full insurable value of the Improvements and the Personal Property and eighteen (18) months of business interruption/loss of rents insurance (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing sentence, Borrower shall not be obligated to expend more than $100,000.00 in any fiscal year on Insurance Premiums for Terrorism Insurance (the “Terrorism Insurance Cap”) and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap; provided, however, in the event such Terrorism Insurance is customarily maintained as part of the all risk coverage required pursuant to Section 6.1(a)(i) hereof by owners of hotel properties in the United States of similar type, size and quality as the Property, Borrower shall maintain such Terrorism Insurance as a part thereof, regardless of the cost of the related Insurance Premiums. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c) Borrower may obtain (i) any umbrella or blanket liability or casualty Policy provided that, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 6.1(a). Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a). Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 6.1.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured;

(iii) each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser reasonably acceptable to Lender.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h) In the event of a foreclosure of any of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty.

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of any such damage to Lender and, shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender except as permitted by and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance provided, however, that any Insurance Proceeds received by Lender in respect of such damage or destruction shall be made available to pay the costs of such Restoration at the time or times, and subject to satisfaction of the applicable conditions precedent, specified in Section 6.4 hereof.. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3 Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of all or any part of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly proceed to restore, repair, replace or rebuild the Property in a workmanlike manner to the extent practicable (and permitted by applicable zoning laws in effect at the time) to be of at least equal value and substantially the same character as prior to such Condemnation and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration.

The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than $750,000.00 (the “Threshold Amount”), and the costs of completing the Restoration shall be less than the Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Threshold Amount or the costs of completing the Restoration is equal to or greater than the Threshold Amount Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii) and (viii) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than twenty percent (20%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) The Operating Lease in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during the Restoration and shall not otherwise terminate as a direct result of the Casualty or Condemnation;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs (subject to Force Majeure Delays and delays in the claims adjustments process outside the control of Borrower, Operating Tenant, Guarantor or any of their respective Affiliates) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws and in accordance with the terms and conditions of the Franchise Agreement;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, and (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) subject to Force Majeure Delays, six (6) months after the occurrence of such Casualty or Condemnation, (3) [intentionally deleted], (4) the date required for such completion pursuant to the Operating Lease, (5) the date required for such completion pursuant to the Franchise Agreement, (6) such time as may be required under Applicable Law, in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation or (7) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;

(H) Lender shall be satisfied that the debt service coverage ratio after the completion of the Restoration shall be equal to or greater than 1.30 to 1;

(I) such Condemnation does not result in the total loss of access to the Property or the related Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;

(K) the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration;

(L) the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager in accordance with Section 5.1.18 hereof, prior to the opening or reopening of the Property or any portion thereof for business with the public; and

(M) the Franchise Agreement is not terminated as a result of such casualty, or if terminated, shall have been replaced with a Replacement Franchise Agreement with a Qualified Franchisor in accordance with Section 5.1.21 hereof, prior to the opening or reopening of the Property or any portion thereof for business with the public.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record, are being duly contested in accordance with Section 5.2.1 hereof, or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration, the cost of which is greater than the Threshold Amount, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than the Threshold Amount, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) until such time as fifty percent (50%) of the Restoration has been completed (as certified by the Casualty Consultant), and thereafter, five percent (5%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

VII. RESERVE FUNDS

Section 7.1 Required Repair Funds.

7.1.1 Required Repairs.

Borrower shall, within thirty (30) days of the required deadline for each repair as set forth on Schedule III, deliver evidence reasonably satisfactory to Lender that, the repairs at the Property, as more particularly set forth on Schedule III hereto (the “Required Repairs”), have been completed in a good and workmanlike manner, in accordance with all Legal Requirements and Environmental Laws, and free from all Liens, claims and other encumbrances not previously approved by Lender. It shall be an Event of Default under this Agreement if Borrower does not deliver such evidence to Lender within such time period.

7.1.2 Deposits.

Within thirty (30) days of Borrower’s receipt of notice from Lender that Lender intends to securitize or syndicate all or a portion of the Loan in accordance with Sections 9.1 or 9.7 respectively hereof, and that the Required Repair Account must be funded, Borrower shall (i) deliver evidence reasonably satisfactory to Lender of the Required Repairs that have been completed (or if not completed, the status of the completion of such Required Repairs), and (ii) deposit an amount equal to 125% of Lender’s estimated cost to complete the Required Repairs as set forth on Schedule III attached hereto (the “Required Repair Funds”) into the Required Repair

Account. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

7.1.3 Release of Required Repair Funds.

Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, to the best of Borrower’s knowledge, in accordance with all Legal Requirements and Environmental Laws, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at the Property with respect to the reimbursement to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) in connection with any requested disbursement in excess of $250,000, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (e) Borrower shall have delivered to Lender, if required by Lender in connection with any requested disbursement, (i) evidence reasonably satisfactory to Lender that Borrower has applied any Required Repair Funds previously disbursed to it pursuant to this Section 7.1.2 toward the Required Repair costs and expenses for which such Required Repair Funds were disbursed, and (f) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at the Property to be funded by the requested disbursement have been completed and are paid for upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property unless such requested disbursement is in an amount greater than $10,000 (or a lesser amount if the total amount in the Required Repair Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made).

Section 7.2 Tax and Insurance Escrow Fund.

Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates; and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1(c) hereof, one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). In the event Lender shall elect to collect payments in escrow for Insurance Premiums pursuant to clause (b) above, Borrower shall pay to Lender an initial deposit to be determined by Lender, in its sole discretion, to increase the amounts in the Tax and Insurance Escrow Fund to an amount which, together with anticipated Monthly Insurance Premium Deposits, shall be sufficient to pay all Insurance Premiums as they become due. The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note and this Agreement, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and 6.1, respectively, hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.1.2 and 6.1, respectively, hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund.

(a) Borrower shall pay to Lender on each Payment Date following the occurrence of a Securitization or Syndication, the Replacement Reserve Monthly Deposit for (i) replacement of FF&E and (ii) capital repairs, replacements and improvements necessary to keep the Property in the same order and repair as of the date hereof or in the condition required pursuant to the Operating Lease, the Management Agreement, Franchise Agreement or Approved Capital Budget or prevent deterioration of the Property, including but not limited to the performance of work to the roofs, chimneys, gutters, downspouts, paving, curbs, ramps, driveways, balconies, porches, patios, exterior walls, exterior doors and door ways, windows, elevators and mechanical and HVAC equipment (collectively, the “Replacements”). Borrower covenants and agrees to provide

Lender evidence reasonably acceptable to Lender, within thirty (30) days after the start of each calendar month, of the Actual Amount for the Property for the immediately preceding calendar month (for example, with respect to the Replacement Reserve Monthly Deposit payable on the Payment Date occurring in June, Borrower shall provide Lender evidence of the Actual Amount for the month of April on or prior to May 30).

(b) In the event the Actual Amount spent by Borrower for FF&E and other Replacements to the Property in any given Subject Month exceeds one twelfth of the Required Expenditure Amount or the amount budgeted to be spent in the Subject Month pursuant to the Approved Capital Budget, as applicable pursuant to the last paragraph of the definition of “Replacement Reserve Monthly Deposit” (such amount, the “Excess Expenditure Amount”), Borrower shall be permitted to carry forward the amount of the Excess Expenditure Amount (to the extent that such amount has not been reimbursed from the Replacement Reserve Account or otherwise credited to any subsequent Replacement Reserve Monthly Deposits) as a reduction to subsequent Replacement Reserve Monthly Deposits in the applicable Fiscal Year, until such Excess Expenditure Amount has been exhausted, it being understood that, to the extent that any portion of such Excess Expenditure Amount remains to be credited, such portion of the Excess Expenditure Amount shall not be credited once a new Fiscal Year has commenced.

(c) Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”.

7.3.2 Disbursements from Replacement Reserve Account.

(a) Lender shall make disbursements from the Replacement Reserve Account to reimburse Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance (i.e., work not included in the definition of Replacements) to the Property or for the costs which are to be reimbursed from the Required Repair Fund. Lender shall not be obligated to make disbursements from the Replacement Reserve Account with respect to the Property in excess of the amount deposited for the Property pursuant to Section 7.3.1 hereof.

(b) With respect to Replacements that are FF&E, Lender shall disburse to Borrower Replacement Reserve Funds from the Replacement Reserve Account from time to time upon delivery to Lender of an Officer’s Certificate (i) specifying the FF&E for which Borrower is seeking a disbursement from the Replacement Reserve Account and (ii) certifying (A) the amount of FF&E expenditures (with copies of invoices and receipts, with respect to invoices in excess of $25,000 attached to such Officer’s Certificate) actually paid or to be paid by Borrower for such FF&E and (B) that Borrower had not previously received any disbursements from the Replacement Reserve Account or any other Reserve Account for any or all of such FF&E.

(c) With respect to Replacements that are not FF&E, Lender shall disburse to Borrower the Replacement Reserve Funds from the Replacement Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (i)

Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the Replacements the cost of which is required to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officers’ Certificate (A) stating that all Replacements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, to Borrower’s knowledge, in accordance with all Legal Requirements and Environmental Laws, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Replacements, (B) identifying the general contractor and/or each other Person that has a direct contract with Borrower or Operating Tenant and that supplied materials or labor in connection with the Replacements performed at the Property with respect to the reimbursement to be funded by the requested disbursement, (C) stating that each such Person has been paid or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender if such payment is in excess of $250,000.00, and (D) certifying that all funds previously disbursed from the Replacement Reserve Account have been applied by Borrower toward the expenses for which they were disbursed and the Replacement Reserve Funds being requested will be applied to pay or reimburse for materials or work permitted hereunder and done in accordance herewith, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements at the Property to be funded by the requested disbursement have been completed and are paid for upon such disbursement to Borrower and (vi) Lender has received evidence reasonably satisfactory to Lender that the materials for which the request is made (x) are on-site at the applicable Property and are properly secured or have been installed in the Property or (y) if stored off-site, are properly secured and adequately insured against theft, casualty or other loss thereof.

(d) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.

7.3.3 Performance of Replacements.

(a) Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other first class, full service hotels in the same market segment and under the same franchisor in the geographic area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account, with respect to the Property, in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account with respect to any request for disbursement in excess of $25,000. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(c) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens and in a good and workmanlike manner.

(d) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(e) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.4 Balance in the Replacement Reserve Account.

The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 Intentionally Deleted.

Section 7.5 Intentionally Deleted.

Section 7.6 Intentionally Deleted.

Section 7.7 Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.

(e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.8 Letters of Credit.

(a) Each Letter of Credit delivered under Section 6.1(a) hereof shall be additional security for the payment of the Debt. Upon the occurrence and during the continuation of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. On the Maturity Date, if the Debt is not paid in full, any such Letter of Credit may be applied to reduce the Debt.

(b) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the specific terms and conditions of this Agreement, Lender shall have the additional rights to draw in full on any Letter of Credit: (i) if Lender has received a notice from the issuing bank that such Letter of Credit will not be renewed and either (y) a substitute Letter of Credit or (z) cash in the amount of the Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iii) if Lender has received notice that the bank issuing the Letter of Credit shall cease to meet the long-term unsecured debt rating set forth in the definition of “Letter of Credit” in Section 1.1 hereof, and Borrower has failed to deliver to Lender either (y) a substitute Letter of Credit or (z) cash in the amount of the Letter of Credit. Notwithstanding anything to the contrary contained herein, Lender shall not be obligated to draw down on any Letter of Credit upon the happening of an event specified in clause (i), (ii) or (iii) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit, and in the event of the insolvency of the bank issuing the Letter of Credit or if the bank issuing the Letter of Credit ceases to meet the long-term unsecured debt rating described above, Borrower shall promptly provide to Lender either (y) a substitute Letter of Credit or (z) cash in the amount of the Letter of Credit.

VIII. DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (i) Borrower shall fail to make any payment of interest or principal or default interest required hereunder or the monthly escrow or reserve deposits required hereunder or under the other Loan Documents, and such failure shall continue for more than three (3) days from the date such payment was due, (ii) the late charges required under Section 2.2.6 hereof are not paid when due or (iii) any portion of the Debt is not paid on the Maturity Date;

(ii) if any of the Taxes or Other Charges are not paid on or before the date that they shall become delinquent, subject to Borrower’s right to contest Taxes in accordance with Section 5.1.2 hereof, except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of Article 3 hereof;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower transfers or encumbers any portion of the Property in violation of the provisions of Section 5.2.10 hereof or Article 7 of the Security Instrument;

(v) if any representation or warranty made by Borrower, Principal, or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, Principal, or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal, Guarantor or any other Guarantor under any guarantee issued in connection with the Loan or if Borrower, Principal, Guarantor or such other Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal, Guarantor or such other Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Principal, Guarantor or such other Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal, Guarantor or such other Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2.2, 5.2.3, 5.2.4, 5.2.7 or 5.2.8 hereof;

(x) if a material default has occurred and continues beyond any applicable notice and cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xi) if Borrower or Principal violates or does not comply with any of the provisions of Section 4.1.35 hereof in any material respect;

(xii) if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and, subject to Section 5.2.1 hereof, such Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days;

(xiii) if any federal tax Lien or state or local income tax Lien is filed against Borrower, Principal, any Guarantor, or the Property and, subject to Section 5.1.2 hereof, the same is not discharged of record within thirty (30) days after same is filed;

(xiv) (A) Borrower is a Plan or its assets constitute Plan Assets; or (B) Borrower consummates a transaction which would cause the Security Instrument or Lender’s exercise of its rights under the Security Instrument, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or other similar law;

(xv) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any;

(xvi) if (i) the Interest Rate Cap Agreement is terminated for any reason by Borrower or the Counterparty, or (ii) the Counterparty defaults in the performance of its monetary obligations under the Interest Rate Cap Agreement or (iii) the rating of the Counterparty is subject to any downgrade, withdrawal or qualification by an Rating Agency, and Borrower does not within thirty (30) Business Days (A) replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement in accordance with Section 2.4 hereof, and (B) deliver to Lender, in form and substance reasonably satisfactory to Lender (x) an Assignment of Interest Rate Cap (y) a recognition letter from the Counterparty thereto acknowledging the assignment of the Replacement Interest Rate Cap Agreement and (z) any other opinions or documents required pursuant to Section 2.4 hereof;

(xvii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xviii) [intentionally deleted];

(xix) [intentionally deleted];

(xx) if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, if any, or in any other “non-consolidation” opinion delivered subsequent to the closing of the Loan, if any, is, or becomes untrue in any material respect;

(xxi) if a default has occurred and continues beyond any applicable notice and cure period under the Franchise Agreement, and such default permits a party to terminate or cancel the Franchise Agreement and Borrower has not entered into a Replacement Franchise Agreement pursuant to Section 5.1.21 hereof;

(xxii) if Borrower ceases to operate a hotel on the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or restoration of the Property after Casualty or Condemnation);

(xxiii) if Borrower terminates or cancels the Franchise Agreement, or the Franchise Agreement expires pursuant to its terms, and, in either case, Borrower has not entered into a Replacement Franchise Agreement pursuant to Section 5.1.21 hereof, or operates the Property under the name of any franchisor or hotel chain or system other than that of a Qualified Franchisor without Lender’s prior written consent;

(xxiv) if there shall be default under the Security Instrument or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxv) if there shall occur any default by the Operating Tenant, as lessee under the Operating Lease, in the observance or performance of any term, covenant or condition of the Operating Lease on the part of the Operating Tenant to be observed or performed, and said default is not cured prior to the expiration of any applicable grace period therein provided, or if any one or more of the events referred to in the Operating Lease shall occur which would cause the Operating Lease to terminate without notice or action by the landlord thereunder or which would entitle the landlord to terminate the Operating Lease (except with respect to such defaults for which Borrower may expressly terminate the Operating Lease under Section 5.1.24 hereof) and the term thereof by giving notice to the Operating Tenant, as tenant thereunder, or there shall be a sale, pledge or encumbrance of the Operating Lease by Operating Tenant, or if the Operating Lease expires pursuant to its terms or if any default occurs under the Subordination and Attornment Agreement made between Operating Tenant and Lender dated as of the date hereof and such default continues after the expiration of applicable notice and grace periods, if any, and under any of the foregoing circumstances the Operating Lease is not replaced within thirty (30) days with a Replacement Operating Lease in accordance with the terms and conditions of Section 5.1.24 hereof), or if the leasehold estate created by the Operating Lease shall be surrendered or the Operating Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever and is not replaced within thirty (30) days with a replacement Operating Lease in accordance with the terms and conditions of Section 5.1.24 hereof, or if any of the terms, covenants or conditions of the Operating Lease shall in any manner be modified, changed, supplemented, altered, or amended, other than in accordance with Section 5.1.24 hereof;

(xxvi) any assignment, subletting, conveyance, mortgage, pledge or other encumbrance or transfer of the Operating Tenant’s leasehold interest in Operating Lease (other than as permitted thereunder without the Borrower’s consent) without (to the extent required hereunder) Lender’s prior written consent and a Rating Confirmation; or

(xxvii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxvi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, and to the extent permitted by Applicable Law, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon the occurrence and continuance of any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, to the extent permitted by Applicable Law, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property or any other Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, to the extent permitted by Applicable Law, (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Collateral, and Lender may seek satisfaction out of all of the Property or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, to the extent permitted by Applicable Law, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c) Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

Section 8.3 Remedies Cumulative; Waivers.

To the extent permitted by Applicable Law, the rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. To the extent permitted by Applicable

Law, Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. To the extent permitted by Applicable Law, no delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX. SPECIAL PROVISIONS

Section 9.1 Sale of Notes and Securitization

Lender may, at any time, sell, transfer or assign the Note, this Agreement, the Security Instrument and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”). At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall cooperate with Lender to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, to:

(a) (i) provide such financial and other information with respect to the Property, Borrower, Guarantor, the REIT, Operating Tenant, and the Manager, (ii) provide budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b) if required by the Rating Agencies, deliver (i) [intentionally deleted], (ii) revised opinions of counsel as to due execution and enforceability with respect to the Property, Borrower, Guarantor, Principal, and Operating Tenant and the Loan Documents, and (iii) revised organizational documents for Borrower, Guarantor, and Principal, and Operating Tenant (including, without limitation, such revisions as are necessary to comply with the provisions of Section 4.1.35 hereof), which counsel, opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(c) execute such amendments to the Loan Documents and organizational documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (e) and (f) below), (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material term of the Loan;

(d) if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities, and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate and the scheduled amortization payments do not exceed the Scheduled Amortization Payment;

(e) execute modifications to the Loan Documents changing the interest rate and/or the amortization payments for the Loan, provided that the initial weighted average of the interest rate spreads for the Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Loan immediately prior to such modification and the scheduled amortization payments after such modification will not exceed the Scheduled Amortization Payments, if any, due under the Loan Agreement immediately prior to such modification and the scheduled amortization payments after such modification will not exceed the Scheduled Amortization Payments due under the Loan Agreement immediately prior to such modification. The Borrower shall also provide opinions and title insurance reasonably necessary to effectuate the same; and

(f) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, Principal, Operating Tenant, Guarantor, and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents.

All third party costs and expenses and out-of-pocket expenses incurred by Lender in connection with this Section 9.1 and the Securitization shall be paid by Lender (except as otherwise expressly set forth herein). These shall include, but not be limited to, fees and disbursements of legal counsel, accountants, and other professionals retained by Lender and fees and expenses incurred for producing any offering documents or any other materials (including travel by Lender and its agents, design, printing, photograph and documents production costs). Solely for the purposes of this Section 9.1, Lender shall reimburse Borrower for all of its reasonable out-of-pocket costs and expenses, including the reasonable out-of-pocket fees and expenses of Borrower’s counsel in excess of $25,000 (it being understood that Borrower shall be responsible for paying up to $25,000 of such costs, fees and expenses), that Borrower incurs in connection with complying with a request made by Lender under this Section 9.1 in connection with a Securitization. Upon Lender’s request, Borrower shall deliver to Lender such evidence required by Lender demonstrating that Borrower has incurred such out-of-pocket costs, fees and expenses, including, delivery of bills and invoices reflecting such fees, costs and expenses. Notwithstanding the foregoing, the provisions of this paragraph shall in no way limit or affect any Borrower obligation to pay any costs expressly required to be paid by Borrower pursuant to any other Sections of this Agreement.

Section 9.2 Securitization Indemnification.

(a) Borrower and Guarantor understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Guarantor will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects with respect to Borrower, Guarantor, the Property and the Operating Tenant.

(b) Borrower and Guarantor agree to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, or (iii) collateral and structured term sheets or similar materials, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus or term sheets, as applicable, solely with respect to the factual contents thereof related to the Loan, the Borrower, the Guarantor, the Operating Tenant, the REIT, the Manager, the Franchisor, the Property and the Provided Information and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lehman Brothers Inc. (“Lehman”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lehman Group”), and Lehman, each of its directors and each Person who controls Lehman within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the

“Liabilities”) to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections described in clause (A) above (but solely with respect to the factual contents thereof relating to the Loan, the Borrower, the Guarantor, the Operating Tenant, the REIT, the Manager, the Franchisor, and the Property and the Provided Information), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lehman Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender the Lehman Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property. This indemnification will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act, Borrower and Guarantor agree to indemnify (i) Lender, the Lehman Group and the Underwriter Group for Liabilities to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lehman Group or the Underwriter Group for any reasonable legal or other expenses reasonably incurred by Lender, the Lehman Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. The indemnifying party’s legal counsel shall control the defense of such action, except that no settlement or compromise shall be accepted or entered into which would bind any indemnified party unless such indemnified party has given its prior written consent thereto, which consent will not be unreasonably withheld. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party. Prior to the occurrence and the continuance of an Event of Default, in the event that any indemnified party wishes to enter into a settlement agreement in connection with such action which would give rise to an indemnified obligation of the indemnifying party hereunder and such indemnifying party does not consent to such settlement agreement, such indemnified party agrees not to enter into such settlement agreement provided the indemnifying party delivers evidence reasonably satisfactory to such indemnified party that the indemnifying party shall be able to satisfy its indemnification obligations under this Section in the event a judgment is rendered against the indemnifying party with respect to such action. In such event, the indemnifying party shall pay or, at the indemnified party’s option, reimburse it for the reasonable fees and expenses of its legal counsel and other professionals.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lehman’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender, Borrower, and Guarantor hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.

(f) The liabilities and obligations of Borrower, Guarantor and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Servicer.

At the option of Lender or Agent, and at the Lender’s or Agent’s expense, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender or Agent and Lender or Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender or Agent and Servicer.

Section 9.4 Exculpation.

(a) Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instrument, the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Security Instrument and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Security Instrument, agrees that it shall not, except as otherwise provided herein or in the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instrument or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instrument, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of Section 10.2 of the Security Instrument or Sections 4.1.8, 4.1.28, 5.1.9 and 5.2.8 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against the Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instrument; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs due to: (i) fraud or intentional misrepresentation in connection with the execution and the delivery of this Agreement, the Note, the Security Instrument, or the other Loan Documents; (ii) Borrower’s misappropriation or intentional misapplication of Rents received by Borrower after the occurrence and during the continuance of an Event of Default; (iii) Borrower’s misappropriation or intentional misapplication of security deposits or Rents collected more than thirty (30) days in advance; (iv) Borrower’s misappropriation or intentional misapplication of Insurance Proceeds or Awards; (v) Borrower’s failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof), and charges for labor or materials or other charges that can create Liens on the Property (except to the extent that there is insufficient cash flow from the operation of the Property); (vi) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Borrower (other than Personal Property that is obsolete or removed or disposed in the ordinary course of business of owning and operating the Property) and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of intentional waste or arson by Borrower, Principal, or any Affiliate thereof or Guarantor; (viii) [intentionally deleted]; (ix) Borrower’s failure to comply with the provisions of Section 5.1.10 hereof (provided Borrower shall have an additional ten (10) days after written notice of such failure to deliver the required financial statements or reports pursuant to Section 5.1.10 hereof before recourse is sought); (x) Borrower’s failure to comply with the provisions of Sections 4.1.39 or 5.1.19 of this Agreement; (xi) Borrower’s or Principal’s default under Section 4.1.35 hereof; or (xii) Operating Tenant’s or Principal’s (as defined in the Subordination and Attornment Agreement) default under Section 11 of the Subordination and Attornment Agreement.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect (i) in the event of Borrower’s default under Section 5.2.10 hereof or Article 7 of the Security Instrument, (ii) if the Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) and Borrower fails to use its commercially reasonable efforts to obtain a dismissal of such proceedings.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instrument or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 9.5 Reserved.

Section 9.6 Reserved.

Section 9.7 Syndication

9.7.1 Syndication.

The provisions of this Section 9.7 shall only apply in the event that the Loan is syndicated in accordance with the provisions of this Section 9.7 set forth below.

9.7.2 Sale of Loan, Co-Lenders, Participations and Servicing.

(a) Lender and any Co-Lender may, at their option, without Borrower’s consent (but with notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders (each a “Co-Lender”). Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co-Lender accepts such assignment and assumes the assigned obligations (a “Pro Rata Share of the Loan”). From and after the effective date specified in the Assignment and Assumption (i) each Co-Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii) Lender, as lender and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.

(b) The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the amount of each such Assignment and Assumption. Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender. Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan. If for any reason any of the Co-Lenders shall fail or refuse to abide by their obligations under this Agreement, Lender and the other Co-Lenders shall not be relieved of their obligations, if any, hereunder, including their obligations to make their pro rata share of any advance; notwithstanding the foregoing, Lender and the Co-Lenders shall have the right, but not the obligation, at their sole option, to make the defaulting Co- Lender’s pro rata share of such advance pursuant to the Co-Lending Agreement.

(c) Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the certificates required under Sections 5.1.10 and 5.1.13 hereof and such other information as reasonably requested by any additional Co-Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Loan.

(d) Lender (or an Affiliate of Lender) shall act as administrative agent for itself and the Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 9.7. Borrower acknowledges that Lender, as Agent, shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as Lender and as agent for itself and the Co-Lenders subject to the terms of the Co-Lending Agreement. Lender acknowledges that Lender, as Agent, shall retain the exclusive right to grant approvals and give consents with respect to the operating budgets required to be delivered hereunder and with respect to matters concerning the establishment and administration of the Lockbox Account and the other Accounts. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Lender as Agent to bind Lender and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement be subject to the consent or direction of some or all of the Co-Lenders. Lender may resign as Agent of the Co-Lenders, in its sole discretion, or if required to by the Co-Lenders in accordance with the term of the Co-Lending Agreement, in each case without the consent of Borrower. Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement. The term Agent shall mean any successor Agent.

(e) Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.

(f) Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption, Lender, as Agent, shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same as though it were not Agent, respectively. The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include Lender in its individual capacity. Lender and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(g) If required by any Co-Lender, each Borrower hereby agrees to execute supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to order of such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date. Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.

(h) Lender, as Agent, shall maintain at its domestic lending office or at such other location as Lender, as Agent, shall designate in writing to each Co-Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan and the name and address of each Co-Lender’s agent for service of process (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Lender, as Agent, and the Co-Lenders may treat each person or entity whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent. A Co-Lender may change its address and its agent for service of process upon written notice to Lender, as Agent, which notice shall only be effective upon actual receipt by Lender, as Agent, which receipt will be acknowledged by Lender, as Agent, upon request.

(i) Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”) (x) if such sale is without novation and (y) if the other conditions set forth in this paragraph are met. No Participant shall be considered a Co-Lender hereunder or under the Note or the Loan Documents. No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co-Lender, as the case may be, and such Participant. No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co- Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder.

(j) Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System), provided that no such security interest or the exercise by the secured party of any of its rights thereunder shall release Lender or Co-Lender from its funding obligations hereunder.

9.7.3 Cooperation in Syndication.

(a) Borrower and Guarantor agree to assist Lender in completing a Syndication satisfactory to Lender. Such assistance shall include (i) direct contact between senior management and advisors of Borrower and the proposed Co-Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with

Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, (iv) the delivery of appraisals satisfactory to Lender if required, and (v) working with Lender to procure a rating for the Loan by the Rating Agencies.

(b) Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Co-Lenders and the amount and distribution of fees among the Co-Lenders. To assist Lender in its Syndication efforts, Borrower and Guarantor agree promptly to prepare and provide to Lender all information with respect to Borrower, Manager, Guarantor, Principal, Operating Tenant, and the Property contemplated hereby, including all financial information and projections (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan. Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions. Borrower understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.

(c) If required in connection with the Syndication, Borrower and Guarantor hereby agrees to:

(i) amend the Loan Documents to give Lender the right, at Borrower’s sole cost and expense, to have the Property reappraised on an annual basis;

(ii) deliver updated financial and operating statements and other information reasonably required by Lender to facilitate the Syndication;

(iii) deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to Lender and its successors and assigns; and

(iv) execute modifications to the Loan Documents required by the Co- Lenders, provided that such modification will not (except as set forth in (v) and (vi) below) change any material or economic terms of the Loan Documents, or otherwise materially increase the obligations or materially decrease the rights of Borrower pursuant to the Loan Documents;

(v) if Lender elects, in its sole discretion, prior to or upon a Syndication, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, principal amounts, payment priorities, and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate;

(vi) execute modifications to the Loan Documents changing the interest rate for the Loan provided that the initial weighted average of the interest rate spreads for the Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Loan immediately prior to such modification and the scheduled amortization payments after such modification will not exceed the Scheduled Amortization Payments due under the Loan Agreement immediately prior to such modification. The Borrower shall also provide opinions and title insurance reasonably necessary to effectuate the same; and

(vii) deliver an Insolvency Opinion (at the sole cost and expense of Borrower).

All third party costs and expenses and out-of-pocket expenses incurred by Lender in connection with this Section 9.7.3 and the Syndication shall be paid by Lender (except as otherwise expressly set forth herein). These shall include, but not be limited to, fees and disbursements of legal counsel, accountants, and other professionals retained by Lender and fees and expenses incurred for producing any offering documents or any other materials (including travel by Lender and its agents, design, printing, photograph and documents production costs). Solely for the purposes of this Section 9.7.3, Lender shall reimburse Borrower for all of its reasonable out-of-pocket costs and expenses, including the reasonable out-of-pocket fees and expenses of Borrower’s counsel in excess of $25,000 (it being understood that Borrower shall be responsible for paying up to $25,000 of such costs, fees and expenses), that Borrower incurs in connection with complying with a request made by Lender under this Section 9.7.3 in connection with a Syndication. Upon Lender’s request, Borrower shall deliver to Lender such evidence required by Lender demonstrating that Borrower has incurred such out-of-pocket costs, fees and expenses, including, delivery of bills and invoices reflecting such fees, costs and expenses. Notwithstanding the foregoing, the provisions of this paragraph shall in no way limit or affect any Borrower obligation to pay any costs expressly required to be paid by Borrower pursuant to any other Sections of this Agreement.

9.7.4 Payment of Agent’s, and Co-Lender’s Expenses, Indemnity, etc. Borrower and Guarantor shall:

(a) whether or not the transactions contemplated in this Section 9.7 are consummated, pay all reasonable out-of-pocket costs and expenses (A) of Agent’s counsel fees and expenses relating to the negotiation, preparation, execution and delivery of the Note, this Agreement, the Security Instrument, and the other Loan Documents and the documents and instruments referred to therein, the creation, perfection or protection of Lender’s and Co-Lender’s liens on the Property (including, without limitation, fees and expenses for title insurance, property inspections, appraisals, if required for Syndication, surveys, lien searches, filing and recording fees, and escrow fees and expenses), and any amendment, waiver or consent relating to any of the Loan Documents including releases, (but Agent and the Co-Lender’s shall pay their own respective counsel fees) and (B) of Agent and Co-Lenders in connection with the preservation of rights under, any amendment, waiver or consent relating to, and enforcement of, the Loan Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel for Agent and the Co-Lenders);

(b) pay, and hold Agent and each Co-Lender harmless from and against, any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold Agent and each Co-Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Agent or such Co-Lender) to pay such taxes; and

(c) indemnify Agent, (in its capacity as Lender and as Agent), and each Co- Lender, its officers, directors, employees, representatives and agents and any persons or entities owned or Controlled by, owning or Controlling, or under common Control or Affiliated with Agent, Agent, or each Co-Lender (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising in any manner out of, or in any way related to or by reason of, (i) the execution, delivery or performance of any Loan Document by Borrower, (ii) the breach of any of Borrower’s representations and warranties or of any of Borrower’s Obligations, (iii) a default under Section 5.2.8 hereof, including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, and (iv) the exercise by Agent and the Co-Lenders of their rights and remedies (including, without limitation, foreclosure) under any Loan Documents, but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction (collectively, “Indemnified Liabilities”). Borrower and Guarantor further agree that, without Agent’s or the Co-Lenders’ prior written consent, it will not enter into any settlement of a lawsuit, claim or other proceeding arising or relating to any Indemnified Liability unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of each Indemnitee. Borrower’s and Guarantor’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Borrower and Guarantor shall have the right to undertake, conduct and control through counsel of its own choosing (which counsel shall be acceptable to the Indemnitee acting reasonably), the conduct and settlement of the Indemnified Liabilities, and the Indemnitee shall cooperate with Borrower and Guarantor in connection therewith; provided that Borrower and Guarantor shall permit the Indemnitee to participate in such conduct and settlement through counsel chosen by the Indemnitee, but reasonable fees and expenses of such counsel shall be borne by the Indemnitee. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own counsel, and the reasonable fees and expenses of such counsel shall be at Borrower’s and Guarantor’s cost and expense if the Indemnitee reasonably determines that (i) Borrower’s and Guarantor’s counsel is not adequately defending any claim or proceeding in a manner reasonably acceptable to Indemnitee or (ii) the interests of Borrower and Guarantor and the Indemnitee have become adverse in any such claim or course of action; provided, however Borrower, in such event, shall only be liable for the reasonable legal expenses of one counsel for all such Indemnitees. None of Borrower, Guarantor or any Indemnitee shall be liable for any settlement of any Indemnified Liability effected without its prior written consent, such consent not to be unreasonably withheld. No Indemnitee shall be liable for any indirect or consequential damages in connection with its activities related to the Loan, the Securitization or the Syndication.

9.7.5 Limitation of Liability.

No claim may be made by Borrower, or any other Person against Agent, or any Co-Lenders or the Affiliates, directors, officers, employees, attorneys or agent of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.7.6 No Joint Venture.

Notwithstanding anything to the contrary herein contained, neither Agent, nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.

9.7.7 Voting Rights of Co-Lenders.

Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.

X. MISCELLANEOUS

Section 10.1 Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED SHALL APPLY.

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	MeriStar Secured Holdings LLC
c/o MeriStar Hospitality Corporation
4501 N. Fairfax Drive, Suite 500
Arlington, Virginia 22203
Attention: Jerome J. Kraisinger, Esq. (General Counsel)
Facsimile No.: (703) 812-7235

With a copy to:	Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022-4834
Attention: James I. Hisiger
Facsimile No.: (212) 751-4864

If to Lender / Agent:	Lehman Brothers Holdings Inc.
399 Park Avenue
New York, New York 10022
Attention: Jeffrey Peltier Facsimile No.: (212) 758-3128

With a copy to:	Thacher Proffitt & Wood LLP
Two World Financial Center New York, New York 10281
Attention: Mitchell G. Williams, Esq.
Facsimile No.: (212) 912-7751

With a copy of all notices,	Midland Loan Services
certificates, and other	10851 Mastin Street, Suite 300
information under Section	Overland Park, Kansas 66210
5.1.10 to:	Attention: Jeff Wagner
Facsimile No.: (913) 253-9001

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.7 Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.

(c) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.1.8 or 5.2.8 hereof.

(d) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity.

All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Lehman, or any of their Affiliates shall be subject to the prior written approval of Lender, which shall not be unreasonably withheld. All news releases, publicity or advertising by Lender or its Affiliates (other than in connection with a Securitization or a Syndication) through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower, or any of their Affiliates shall be subject to the prior written approval of Borrower or Guarantor, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s or Lender’s counsel, respectively, shall not be subject to the prior written approval of Lender or Borrower, as applicable.

Section 10.18 Waiver of Marshalling of Assets.

To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or part of the Security Instrument, any equitable right otherwise available to Borrower which would require the separate sale of the Property or require Lender to exhaust its remedies against the Property before proceeding against any other Collateral; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Property.

Section 10.19 Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

MERISTAR SECURED HOLDINGS, LLC, a Delaware limited liability company

	By:	/s/ Kevin J. Welch
Name: Kevin J. Welch
Title: Authorized Signatory

LENDER:

LEHMAN BROTHERS HOLDINGS INC., d/b/a LEHMAN CAPITAL, a division of LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, individually and as Agent for one or more Co-Lenders

By:	/s/ Charlene Thomas
	Name:	Charlene Thomas
	Title:	Vice President

WITH RESPECT TO SECTIONS 9.1, 9.2, 9.7.3, AND 9.7.4 ONLY:

GUARANTOR:

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	MeriStar Hospitality Corporation, a Maryland corporation, its general partner

	By:	/s/ Donald D. Olinger
Name: Donald D. Olinger
Title: Authorized Signatory